Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

YishengBio Co., Ltd.,

Oceanview Bioscience Acquisition Co., Ltd.,

Hudson Biomedical Group Co., Ltd.,

and

Summit Healthcare Acquisition Corp.

dated as of September 29, 2022

i

(continued)

(continued)

(continued)

Exhibits

Exhibit A Form of Shareholder Support Agreement
Exhibit B FORM OF WARRANT ASSIGNMENT AGREEMENT
Exhibit C-1 FORM OF PLAN OF FIRST MERGER
Exhibit C-2 FORM OF PLAN OF SECOND MERGER
Exhibit D-1 FORM OF AMENDED ARTICLES OF THE SURVIVING ENTITY
Exhibit D-2 FORM OF AMENDED ARTICLES OF THE SURVIVING COMPANY
Exhibit E FORM OF AMENDED COMPANY CHARTER
Exhibit F FORM OF AMENDED COMPANY INCENTIVE PLAN

(continued)

Page

Schedules

Schedule I SPAC DISCLOSURE LETTER

Schedule II COMPANY DISCLOSURE LETTER

Schedule III THE COMPANY OFFICERS

v

INDEX OF DEFINED TERMS

Action	Section 1.1
Affiliate	Section 1.1
Agreement	Preamble
Amended Articles of the Surviving Company	Section 2.2(e)
Amended Articles of the Surviving Entity	Section 2.2(e)
Amended Company Charter	Section 2.1(b)
Amended Company Incentive Plan	Section 6.9
Anti-Corruption Laws	Section 3.7(d)
Anti-Money Laundering Laws	Section 1.1
Audited Financial Statements	Section 3.9(a)
Authorization Notice	Section 2.6(c)(i)
Available Closing Cash Amount	Section 1.1
Benefit Plan	Section 1.1
Blue Sky	Section 8.2(a)(i)
BofA Waiver Letter	Section 1.1
Business Combination	Recitals, Section 1.1
Business Day	Section 1.1
Cayman Act	Recitals
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Code	Section 1.1
Commercialization	Section 1.1
Commercialize	Section 1.1
Commercialized	Section 1.1
Commercializing	Section 1.1
Company	Preamble
Company Acquisition Proposal	Section 1.1
Company Board	Recitals
Company Capital Restructuring	Recitals
Company Charter	Section 1.1
Company Contract	Section 1.1
Company Directors	Section 2.2(g)
Company Disclosure Letter	Article III
Company IP	Section 1.1
Company Lease	Section 3.14(b)
Company Lender’s Approval	Section 3.5(b)
Company Material Adverse Effect	Section 1.1
Company Material Lease	Section 3.14(b)
Company Options	Section 1.1
Company Ordinary Shares	Section 1.1
Company Preferred Shares	Section 1.1
Company Products	Section 1.1
Company Series A Preferred Shares	Section 1.1
Company Series B Preferred Shares	Section 1.1
Company Shareholder	Section 1.1
Company Shareholders’ Approval	Section 3.5(b)
Company Shareholders’ Meeting	Section 3.5(b)
Company Shares	Section 1.1
Company Systems	Section 3.15(e)
Company Transaction Expenses	Section 1.1
Company Warrant	Section 2.2(h)(iii)
Competing SPAC	Section 1.1

Confidential Information	Section 11.14
Continuing Option	Section 2.1(a)(iii)
Contract	Section 1.1
Control	Section 1.1
Controlled	Section 1.1
Controlling	Section 1.1
Conversion	Section 2.1(a)(i)
Cooley	Section 11.19(a)
COVID-19	Section 1.1
COVID-19 Measures	Section 1.1
D&O Indemnified Parties	Section 6.4(a)
D&O Insurance	Section 6.4(b)
D&O Tail	Section 6.4(b)
Develop	Section 1.1
Development	Section 1.1
Disclosure Letter	Section 1.1
Dissenting SPAC Shareholders	Section 2.6(a)
Dissenting SPAC Shares	Section 2.6(a)
DTC	Section 1.1
Encumbrance	Section 1.1
Enforceability Exceptions	Section 3.5(a)
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
ESOP	Section 1.1
Event	Section 1.1
Exchange Act	Section 1.1
Exchange Agent	Section 2.4(a)
First Merger	Recitals
First Merger Effective Time	Section 2.2(c)(i)
First Merger Filing Documents	Section 2.2(c)(i)
Forward Purchase Agreements	Recitals
Forward Purchase Investment Amount	Section 4.17(a)
Forward Purchase Investors	Recitals
Forward Purchase Subscriptions	Recitals
Fully-Diluted Company Shares	Section 1.1
GAAP	Section 1.1
Government Official	Section 1.1
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
Group	Section 1.1
Group Company(ies)	Section 1.1
Hong Kong	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Interim Financial Statements	Section 6.6(a)
Interim Period	Section 6.1
Investment Company Act	Section 1.1
IPO	Section 11.1
JOBS Act	Section 4.14
Knowledge of SPAC	Section 1.1
Knowledge of the Company	Section 1.1
Law	Section 1.1

Leased Real Property	Section 1.1
Letter of Transmittal	Section 2.4(b)
Liabilities	Section 1.1
Made Available	Section 1.1
Major Customers	Section 1.1
Major Suppliers	Section 1.1
Maples	Section 11.19(b)
Material Contracts	Section 1.1
Material Permits	Section 3.7(g)
Maximum Annual Premium	Section 6.4(b)
Merger Consideration	Section 1.1
Merger Filing Documents	Section 2.2(c)(ii)
Merger Sub I	Preamble
Merger Sub I Share	Section 5.2(a)
Merger Sub I Written Resolutions	Recitals
Merger Sub II	Preamble
Merger Sub II Share	Section 5.2(a)
Merger Sub II Written Resolutions	Recitals
Merger Sub(s)	Preamble
Merger Sub Shares	Section 5.2(a)
Mergers	Recitals
NDA	Section 1.1
Non-Recourse Party(ies)	Section 11.17
Non-Redeeming SPAC Shares	Section 1.1
Ordinary Course	Section 1.1
Organizational Documents	Section 1.1
Owned IP	Section 1.1
Patents	Section 1.1
Permitted Encumbrances	Section 1.1
Permitted Equity Financing Proceeds	Section 1.1
Person	Section 1.1
PFIC	Section 1.1
Plan of First Merger	Section 2.2(c)(i)
Plan of Second Merger	Section 2.2(c)(ii)
Plans of Merger	Section 1.1
Prohibited Person	Section 1.1
Proxy/Registration Statement	Section 8.2(a)(i)
Proxy Statement	Section 1.1
Public Notice 7	Section 1.1
Public Notice 7 Tax	Section 1.1
Qualified Electing Fund	Section 8.4(b)
Redeeming SPAC Shares	Section 1.1
Redemption Rate	Section 1.1
Registered IP	Section 1.1
Registrable Securities	Section 1.1
Registration Statement	Section 1.1
Regulatory Approvals	Section 8.1(a)
Regulatory Authority	Section 1.1
Related Party	Section 1.1
Remaining Trust Fund Proceeds	Section 2.3(b)(vii)(2)
Representatives	Section 1.1
Required Governmental Authorization	Section 1.1
Share Consolidation	Section 2.1(a)(ii)
Share Consolidation Effective Time	Section 2.1(a)(iii)

Share Consolidation Factor	Section 1.1
Sanctions	Section 1.1
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Second Merger	Recitals
Second Merger Effective Time	Section 2.2(c)(ii)
Second Merger Filing Documents	Section 2.2(c)(ii)
Securities Act	Section 1.1
Shareholder Litigation	Section 8.5
Shareholder Support Agreement	Recitals
Shareholders Agreement	Section 1.1
SMH Group	Section 11.19(a)
SMIH	Section 4.16
SMIHU	Section 4.16
SMIHW	Section 4.16
Snow Lake Funds	Recitals
Software	Section 1.1
SPAC	Preamble
SPAC Accounts Date	Section 1.1
SPAC Acquisition Proposal	Section 1.1
SPAC Board	Recitals
SPAC Board Recommendation	Section 8.2(b)(ii)
SPAC Charter	Section 1.1
SPAC Class A Exchange Ratio	Section 1.1
SPAC Class A Ordinary Shares	Section 1.1
SPAC Class B Ordinary Shares	Section 1.1
SPAC Director	Section 2.2(g)
SPAC Disclosure Letter	Article IV
SPAC Financial Statements	Section 4.7(a)
SPAC Insiders	Recitals
SPAC Material Adverse Effect	Section 1.1
SPAC Ordinary Shares	Section 1.1
SPAC Preference Shares	Section 1.1
SPAC SEC Filings	Section 4.12
SPAC Securities	Section 1.1
SPAC Shareholder	Section 1.1
SPAC Shareholder Redemption Amount	Section 1.1
SPAC Shareholder Redemption Right	Section 1.1
SPAC Shareholders’ Approval	Section 1.1
SPAC Shareholders’ Meeting	Section 8.2(b)(i)
SPAC Shares	Section 1.1
SPAC Transaction Expenses	Section 1.1
SPAC Unit	Section 1.1
SPAC Warrant	Section 1.1
Sponsor	Recitals
Subsidiary	Section 1.1
Surviving Company	Recitals
Surviving Entity	Recitals
Tax(es)	Section 1.1
Tax Returns	Section 1.1
Terminating Company Breach	Section 10.1(f)
Terminating SPAC Breach	Section 10.1(g)
Trade Secrets	Section 1.1
Trademarks	Section 1.1

Transaction Document(s)	Section 1.1
Transaction Proposals	Section 1.1
Transactions	Section 1.1
Transfer Taxes	Section 1.1
Treasury Regulations	Section 1.1
Trust Account	Section 4.13
Trust Agreement	Section 4.13
Trustee	Section 4.13
U.S.	Section 1.1
Underwriting Agreement	Section 1.1
Union	Section 1.1
Unit Separation	Section 2.2(h)(i)
Warrant Agreement	Section 1.1
Warrant Assignment Agreement	Recitals
Working Capital Loan	Section 1.1
Written Objection	Section 2.6(c)
WSGR	Section 11.19(b)
YSB Group	Section 11.19(b)

x

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of September 29, 2022 (this “Agreement”), is made and entered into by and among (i) YishengBio Co., Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), (ii) Oceanview Bioscience Acquisition Co., Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company (“Merger Sub I”), (iii) Hudson Biomedical Group Co., Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company (“Merger Sub II”, collectively with Merger Sub I, the “Merger Subs” and each, a “Merger Sub”), and (iv) Summit Healthcare Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”).

RECITALS

Whereas, the Company, through its wholly owned or Controlled (as defined below) subsidiaries, is engaged in the discovery, development, manufacture and commercialization of vaccines and therapeutic biologics for infectious diseases and cancer.

Whereas, SPAC is a blank check company and was incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

Whereas, each of Merger Sub I and Merger Sub II is a newly incorporated Cayman Islands exempted company limited by shares wholly owned by the Company, and was incorporated for the purpose of effectuating the Mergers (as defined below);

Whereas, the parties hereto desire and intend to effect a business combination transaction whereby (i) immediately prior to the First Merger Effective Time (as defined below), the Company and its shareholders will restructure the Company’s share capital by effectuating the Conversion and the Share Consolidation (the Conversion and the Share Consolidation are described in Section 2.1(a) and hereinafter collectively referred to as the “Company Capital Restructuring”), (ii) promptly following the Company Capital Restructuring and at the First Merger Effective Time, Merger Sub I will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly-owned subsidiary of the Company (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”), and (iii) promptly following the First Merger and at the Second Merger Effective Time (as defined below), the Surviving Entity will merge with and into Merger Sub II (the “Second Merger”, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of the Company (Merger Sub II, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Company”), with each of the Company Capital Restructuring, the First Merger and the Second Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”);

Whereas, pursuant to certain Forward Purchase Agreements dated as of April 30, 2021 relating to SPAC (the “Forward Purchase Agreements”), among other things, (a) certain investment funds managed by Snow Lake Capital (HK) Limited, a Hong Kong private company limited by shares (the “Snow Lake Funds”), have agreed to purchase 2,000,000 SPAC Class A Ordinary Shares and 500,000 SPAC Warrants for an aggregate price equal to $20,000,000 immediately prior to the First Merger Effective Time and (b) The Valliance Fund (together with the Snow Lake Funds and any of their respective successors or transferees pursuant to the Forward Purchase Agreements, the “Forward Purchase Investors”) has agreed to purchase 1,000,000 SPAC Class A Ordinary Shares and 250,000 SPAC Warrants for an aggregate price equal to $10,000,000 immediately prior to the First Merger Effective Time (the purchases referred to in clauses (a) and (b) of this paragraph, the “Forward Purchase Subscriptions”);

Whereas, concurrently with the execution and delivery of this Agreement, the Company, SPAC, certain Company Shareholders (who constitute the holders of at least a majority of the outstanding Company Ordinary Shares and the Majority Preferred Holders (as defined in the Company Charter)), Summit Healthcare Acquisition Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”) and certain other Persons identified therein (together with Sponsor, the “SPAC Insiders”) have entered into and delivered the Shareholder Support Agreement and Deed substantially in the form attached hereto as Exhibit A (the “Shareholder Support Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein,

(A)            Sponsor agrees (a) to surrender 1,446,525 SPAC Class B Ordinary Shares for nil consideration immediately prior to the First Merger Effective Time and exchange all of the remaining SPAC Shares held by it into Company Ordinary Shares on a one-for-one basis at the First Merger Effective Time (b) to vote all SPAC Shares held by Sponsor in favor of (i) the Transactions and (ii) the other Transaction Proposals, (c) to waive the anti-dilution rights of the SPAC Class B Ordinary Shares under the SPAC Charter, (d) to appear and be present at the SPAC Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (e) to vote all SPAC Shares held by Sponsor against any proposals that would or would be reasonably likely to in any material respect impede the Transactions or any other Transaction Proposal, (f) not to redeem any SPAC Shares held by Sponsor, (g) not to amend that certain letter agreement between SPAC, Sponsor and certain other parties thereto, dated as of June 8, 2021, (h) not to transfer any SPAC Shares held by Sponsor, (i) to unconditionally and irrevocably waive, and not to exercise, the Sponsor’s dissenters’ rights pursuant to the Cayman Act in respect of all SPAC Shares held by Sponsor with respect to the First Merger, to the extent applicable, (j) to, together with other SPAC Insiders, a lock-up of the Company Ordinary Shares received by them in the Mergers for a one-year period after the First Merger Effective Time, subject to certain exceptions set forth therein, and (k) to terminate, effective, as of the First Merger Effective Time, the registration and shareholder rights agreement dated as of June 8, 2021 relating to SPAC; and

(B)             the applicable Company Shareholders agree (a) to vote all Company Shares held by such Company Shareholders in favor of the Transactions, (b) to appear and be present at the Company Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (c) to vote all Company Shares held by such Company Shareholders against any proposals that would or would be reasonably likely to in any material respect impede the Transactions, (d) during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, not to transfer or exercise redemption rights with respect to any Company Shares held by such Company Shareholders, subject to certain exceptions set forth therein, (e) to unconditionally and irrevocably waive, and not to exercise, the dissenters’ rights pursuant to the Cayman Act in respect of all Company Shares held by such Company Shareholders with respect to the Mergers, and (f) not to transfer Company Ordinary Shares held by such Company Shareholders for a 180-day period after the First Merger Effective Time, subject to certain exceptions set forth therein; and

(C)             the Company and the applicable Company Shareholders agree to amend the Shareholders Agreement (as defined below), effective as of the First Merger Effective Time, to (a) grant the SPAC Insiders registration rights on a pari passu basis as the Company Shareholders and (b) grant Sponsor the right to appoint two directors on the board of directors of the Company so long as Sponsor beneficially owns not less than 1% of all the issued and outstanding shares of the Company;

Whereas, concurrently with the execution and delivery of this Agreement, the Company, SPAC and the warrant agent thereunder have entered into a warrant assignment agreement substantially in the form attached hereto as Exhibit B (the “Warrant Assignment Agreement”) pursuant to which SPAC assigns to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, which amends the Warrant Agreement to change all references to Warrants (as such term is defined therein) to Company Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such Warrants to Company Ordinary Shares after the consummation of the Company Capital Restructuring) and which causes each outstanding whole Company Warrant to represent the right to receive, from the Closing, one whole Company Ordinary Share;

Whereas, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (x) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement, and to consummate the Mergers and the other Transactions, and (y) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Mergers), and (ii) approved and declared advisable to enter into the Plan of First Merger, the Plan of Second Merger, the Shareholder Support Agreement, the Warrant Assignment Agreement and the execution, delivery and performance thereof, (c) resolved to recommend the approval and authorization of this Agreement, the Plan of First Merger and the Plan of Second Merger, the consummation of the Mergers and the other Transactions by the shareholders of SPAC, and (d) directed that this Agreement, the Plan of First Merger and the Plan of Second Merger be submitted to the shareholders of SPAC for their consideration, and if thought fit, approval and authorization;

Whereas, (a) the sole director of Merger Sub I has (i) determined that it is fair to, advisable and in the best interests of Merger Sub I to enter into this Agreement and to consummate the First Merger and the other Transactions, (ii) approved and declared advisable this Agreement and the Plan of First Merger and the execution, delivery and performance of this Agreement and the Plan of First Merger and the consummation of the Transactions and (b) the Company, being the sole shareholder of Merger Sub I, has passed special resolutions by written resolutions approving the entry into of this Agreement, and approving and authorizing the Plan of First Merger and the Transactions (clauses (a) and (b), collectively, the “Merger Sub I Written Resolutions”);

Whereas, (a) the sole director of Merger Sub II has (i) determined that it is fair to, advisable and in the best interests of Merger Sub II to enter into this Agreement and to consummate the Second Merger and the other Transactions, (ii) approved and declared advisable this Agreement and the Plan of Second Merger and the execution, delivery and performance of this Agreement and the Plan of Second Merger and the consummation of the Transactions and (b) the Company, being the sole shareholder of Merger Sub II, passed special resolutions by written resolutions approving the entry into of this Agreement, and approving and authorizing the Plan of Second Merger and the Transactions (clauses (a) and (b), collectively, the “Merger Sub II Written Resolutions”); and

Whereas, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is fair to, advisable and in the best interests of the Company to enter into this Agreement and to consummate the Mergers and the other Transactions, (ii) (x) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (y) approved and declared advisable the Shareholder Support Agreement, the Warrant Assignment Agreement and the execution, delivery and performance thereof, (iii) resolved to recommend the approval and authorization of this Agreement by the shareholders of the Company, and (iv) directed that this Agreement and the Mergers be submitted to the shareholders of the Company for their approval and authorization; and

Whereas, the shareholders of the Company (including the Majority Preferred Holders, as defined in the Company Charter) have (i) determined that it is fair to, advisable and in the best interests of the Company to enter into this Agreement and to consummate the Company Capital Restructuring, the Mergers and the other Transactions, (ii) approved and authorized this Agreement, the Shareholder Support Agreement, the Warrant Assignment, the Plans of Merger and the execution, delivery and performance of thereof and the consummation of the Transactions, in accordance with the Company Charter and (iii) approved and adopted the Amended Company Charter and the Amended Company Incentive Plan (each as defined below), in each case effective immediately prior to the First Merger Effective Time.

Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Company, SPAC and the Merger Subs agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1          Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any charge, claim, action, complaint, petition, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law;

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, and the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account in accordance with this Agreement and the Trust Agreement) Controlled by or for the benefit of any Person referred to in (a) or (b);

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets, and any related or similar Law issued, administered or enforced by any Governmental Authority;

“Available Closing Cash Amount” means, without duplication, an amount equal to (a) all amounts in the Trust Account immediately prior to the Closing plus (b) the aggregate amount of cash that has been funded to, or that will be funded immediately prior to or concurrently with the Closing to, SPAC pursuant to the Forward Purchase Agreements plus (c) the Permitted Equity Financing Proceeds (excluding any proceeds that will be invested by existing shareholders or creditors of the Company immediately prior to the First Merger Effective Time) minus (d) the SPAC Shareholder Redemption Amount;

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and compensation or benefit plan, program, policy, practice, Contract, agreement, or other arrangement, including any employment, consulting, severance, termination pay, deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, death benefit, life insurance, fringe benefits, indemnification, retention or stay-bonus, transaction or change-in control agreement, or other compensation or benefits, whether written, unwritten or otherwise, that is sponsored, maintained, contributed to or required to be contributed to by the Company or its ERISA Affiliates for the benefit of any current or former employee, director or officer or individual service provider of the Company and its Subsidiaries or otherwise with respect to which the Company or its Subsidiaries has any Liability, in each case other than any statutory benefit plan mandated by Law;

“BofA Waiver Letter” means the letter dated July 7, 2022 addressed to SPAC from BofA Securities, Inc., waiving its entitlement to the payment of all deferred underwriting commissions to be paid under the terms of the Underwriting Agreement;

“Business Combination” has the meaning given in the SPAC Charter;

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands, Hong Kong and the PRC, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled);

“Code” means the Internal Revenue Code of 1986, as amended;

“Commercialize” means activities directed to manufacturing, obtaining pricing and reimbursement approvals for, marketing, promoting, distributing, importing, and/or selling a Company Product, and “Commercialized”, “Commercializing” and “Commercialization” shall be construed accordingly;

“Company Acquisition Proposal” means (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than 5% of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions; (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than 5%, by voting power, of (x) the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (y) the Company’s Controlled Affiliates which comprise more than 5% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, in each case, other than the Transactions, (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than 5% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than by SPAC or its Affiliates or pursuant to the Transactions or (d) the issuance by the Company of more than 5% of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise), except in any such case as permitted under Section 6.1(3)(c) or Section 6.1(3)(d) or the transactions for the Permitted Equity Financing Proceeds;

“Company Charter” means the Amended and Restated Memorandum and Articles of Association of the Company, which was adopted pursuant to a special resolution passed on January 28, 2021 and became effective on January 29, 2021;

“Company Contract” means any Contract to which a Group Company is a party or by which a Group Company is bound and for which performance of substantive obligations is ongoing;

“Company IP” means all Owned IP and all other Intellectual Property used or held for use in or necessary for the operation of the business of the Company or any of its Subsidiaries;

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company, any of its Subsidiaries (including the Merger Subs) to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate, (h) any action taken by, or at the written request of, SPAC, (i) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person, (j) any matter set forth on, or deemed to be incorporated in the Company Disclosure Letter, (k) any Events that are cured by the Company prior to the Closing, or (l) any worsening of the Events referred to in clauses (a), (b), (d), (e), (g) or (j) to the extent existing as of the date of this Agreement; provided, however, that in the case of each of clauses (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, in which case the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect shall be made only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants;

“Company Options” means all share options to acquire Company Shares issued pursuant to an award granted under the ESOP and outstanding immediately prior to the First Merger Effective Time;

“Company Ordinary Shares” means (i) before the Share Consolidation, ordinary shares of the Company, par value $0.000005 per share, (ii) after the Share Consolidation but before the First Merger Effective Time, ordinary shares of the Company, par value $0.00002 per share, the rights, preferences, privileges and restrictions of which are as set out in the Company Charter and (iii) from and after the First Merger Effective Time, ordinary shares of the Company, par value $0.00002 per share, the rights, preferences, privileges and restrictions of which are as set out in the Amended Company Charter;

“Company Preferred Shares” means, collectively, the Company Series A Preferred Shares and the Company Series B Preferred Shares prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no Company Preferred Shares after the First Merger Effective Time;

“Company Products” means YSJA™ Rabies Vaccine, PIKA™ Rabies Vaccines, PIKA Covid-19 vaccines, and any improvements or modifications thereto and any follow-on or other vaccines owned, Controlled or Commercialized by the Company or any Group Company (including any of the foregoing currently in Development);

“Company Series A Preferred Shares” has the meaning given to that term in the Company Charter, prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no Company Series A Preferred Shares after the First Merger Effective Time;

“Company Series B Preferred Shares” has the meaning given to that term in the Company Charter, prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no Company Series B Preferred Shares after the First Merger Effective Time;

“Company Shareholder” means any holder of any Company Shares immediately prior to the First Merger Effective Time;

“Company Shares” means, collectively, Company Ordinary Shares and the Company Preferred Shares;

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries (including the Merger Subs and the relevant surviving companies of the Mergers, but excluding the SPAC prior to the First Merger Effective Time) or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, as appointed by the Company, and (b) subject to Section 8.2(a)(i), any and all filing fees payable by the Company or any of its Subsidiaries (including the Merger Subs and the relevant surviving companies of the Mergers, but excluding the SPAC prior to the First Merger Effective Time) or their respective Affiliates to the Governmental Authorities in connection with the Transactions, provided that SPAC shall not be deemed as the Company or a Subsidiary of the Company for purpose of this term;

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC;

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations;

“Control” means (i) in relation to any Person (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and (ii) in relation to an item, information, product or an intellectual property right that a Person owns or has a license or other appropriate rights in, to, and under such item, information, or intellectual property right without violating the terms of any written agreement with any third party, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly;

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks;

“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies, and (ii) any action reasonably taken or refrained from being taken in response to COVID-19;

“Development” means non-clinical, pre-clinical and clinical drug discovery, research, and/or development activities, including without limitation quality assurance and quality control development, and any other activities reasonably related to or leading to the development and submission of information to a Regulatory Authority, and “Develop” means to engage in Development;

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter;

“DTC” means the Depository Trust Company;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise;

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety;

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person);

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code;

“ESOP” means the 2020 Share Incentive Plan of the Company adopted and approved on January 28, 2021, as may be amended from time to time;

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Fully-Diluted Company Shares” means, without duplication, (a) the aggregate number of Company Shares (i) that are issued and outstanding immediately prior to the Share Consolidation Effective Time and (ii) that are issuable upon the exercise of all options, warrants, convertible notes and other Equity Securities of the Company that are issued and outstanding immediately prior to the Company Capital Restructuring excluding the 26,626,329 Company Shares reserved for future issuance under the ESOP (whether or not then awarded, vested or exercisable, as applicable), minus (b) the Company Shares held by the Company or any Subsidiary of the Company (if applicable) as treasury shares.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;

“Government Official” means any officer, cadre, civil servant, employee or any other person who acts in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party, public international organization or official thereof), or who acts in an official capacity for any candidate for governmental or political office;

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority;

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b) the principal and accrued interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs,” “seller notes,” “exit fees” and “retention payments,” but excluding payables arising in the Ordinary Course, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally;

“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any and all jurisdictions worldwide, including rights in: (a) Patents, (b) Trademarks, (c) copyrights, works of authorship and mask works, (d) Trade Secrets, (e) Software, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (g) registrations, applications, and renewals for any of the foregoing in (a)-(f), and (h) all rights in the foregoing;

“Investment Company Act” means the Investment Company Act of 1940, as amended;

“Knowledge of SPAC” or any similar expression means the knowledge that each individual listed on Section 1.1 of the SPAC Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly responsible for the applicable subject matter;

“Knowledge of the Company” or any similar expression means the knowledge that each individual listed on Section 1.1 of the Company Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly responsible for the applicable subject matter;

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity;

“Leased Real Property” means any real property subject to a Company Lease;

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract;

“Made Available” means, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided physically or electronically by the Company, its Subsidiary or any of their respective Representatives at least two (2) Business Days prior to the date hereof, either by email or through virtual data room;

“Major Customers” means the top five (5) customers of the Group for the past twelve (12) months ended on March 31, 2022, listed on Section 1.1 of the Company Disclosure Letter;

“Major Suppliers” means the top five (5) suppliers of the Group for the past twelve (12) months ended on March 31, 2022, listed on Section 1.1 of the Company Disclosure Letter;

“Material Contracts” means, collectively, each Contract (other than any Benefit Plan) that:

(i)            involves contractual amount of obligations (contingent or otherwise), payments or revenues to or by the Group or SPAC, as applicable, in excess of $2,000,000;

(ii)           is with a Related Party (other than those employment agreements, indemnification agreements, Contracts covered by any Benefit Plan, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants) with an amount of over $120,000;

(iii)         involves (A) indebtedness for borrowed money having an outstanding principal amount in excess of $1,000,000 or (B) an extension of credit, a guaranty, surety, deed of trust, or the grant of an Encumbrance, in each case, to secure any Indebtedness having a principal or stated amount in excess of $1,000,000;

(iv)          involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving purchase price, payments or revenues in excess of $1,000,000 or involving any “earn out” or deferred purchase price payment obligation;

(v)            involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration with an amount higher than $200,000;

(vi)          grants a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, or SPAC, as applicable, taken as a whole;

(vii)         contains covenants of the Company or any of the Company’s Subsidiaries or SPAC, as applicable, (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries or SPAC, as applicable, to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the ability of the Company and the Company’s Subsidiaries or SPAC, as applicable, to conduct their respective business with any Person in any geographic area in any material respect, in each case, other than Contracts (including partnership or distribution Contracts) entered into in the Ordinary Course which include exclusivity provisions;

(viii)        with each of the Major Customers involving payments to the Group or the SPAC, as applicable, in the twelve (12) months ended March 31, 2022 in excess of $1,000,000;

(ix)          with each of the Major Suppliers involving payments to the Group or the SPAC, as applicable, in the twelve (12) months ended March 31, 2022 in excess of $1,000,000;

(x)           with any Governmental Authority which involves obligations (contingent or otherwise), payments or revenues to or by the Group or SPAC, as applicable, in excess of $200,000 in the twelve (12) months ended March 31, 2022, other than Contracts made in the Ordinary Course;

(xi)          involves (x) the establishment, contribution to, or operation of a partnership, joint venture, alliance, collaboration, variable interest entity or similar entity, or involving a sharing of profits or losses (including joint development Contracts), or (y) a material business cooperation, technology development or similar arrangement between any Group Company or SPAC, as applicable, and any medical institution, scientific research institution or university, in any such case involving payments to or by the Group or SPAC, as applicable, of an amount higher than $1,000,000 in the twelve (12) months ended March 31, 2022;

(xii)         relates to the license, sublicense, grant of other rights, creation, development, or acquisition of material Intellectual Property, or materially restricts the ability of the Company or any of its Subsidiaries, or SPAC, as applicable, to assign, use or enforce any material Intellectual Property, other than (A) non-exclusive end user licenses of commercially-available, off-the-shelf Software used solely for the internal use of the Company or any of its Subsidiaries or SPAC, as applicable, and with a total replacement cost of less than $200,000 and (B) assignments of Intellectual Property to the Company or any of its Subsidiaries or SPAC, as applicable, under Contracts with their employees entered into in the Ordinary Course and containing Intellectual Property assignment and confidentiality provisions that are equivalent in all material respects to the form employment agreements of the Company’s and its Subsidiaries or SPAC, as applicable; or

(xiii)       is a collective bargaining agreement with a Union.

“Merger Consideration” means the sum of all Company Ordinary Shares receivable by SPAC Shareholders pursuant to Section 2.2(h)(ii);

“NDA” means the Non-Disclosure Agreement, dated as of May 11, 2022, between SPAC and the Company;

“Non-Redeeming SPAC Shares” means, without duplication, (a) 375,000 SPAC Class B Ordinary Shares held by the Forward Purchase Investors, (b) 3,000,000 SPAC Class A Ordinary Shares to be purchased by the Forward Purchase Investors pursuant to the Forward Purchase Agreements and (c) SPAC Ordinary Shares in respect of which the holder thereof is eligible (as determined in accordance with the SPAC Charter) and has not validly exercised (or has validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right, excluding (i) Redeeming SPAC Shares and (ii) Dissenting SPAC Shares;

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the operations of such Person, including any COVID-19 Measures and any change in such COVID-19 Measures or interpretations whether taken prior to or following the date of this Agreement;

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or registration, bylaws, memorandum and articles of association, constitution, limited liability company agreement, or similar organizational documents, in each case, as amended or restated;

“Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries;

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom;

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments, and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party; (d) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or Encumbrances that do not materially interfere with the present use of the Leased Real Property, (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under the Company Lease, and (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the Ordinary Course, (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (j) any other Encumbrances that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Encumbrance;

“Permitted Equity Financing Proceeds” means cash proceeds to be funded prior to or concurrently with the Closing to the Company or SPAC pursuant to an agreement agreed by SPAC and the Company in writing with an investor after the date hereof, pursuant to which such investor has agreed to purchase for cash Equity Securities from the Company or SPAC prior to or concurrently with the Closing;

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297(a) of the Code;

“Plans of Merger” means collectively, the Plan of First Merger and the Plan of Second Merger;

“Prohibited Person” means any Person that is (a) a national or organized under the laws of, or resident in, any U.S. embargoed or restricted country (which, as of the date of this Agreement, consists of Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; or any list of Persons subject to sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union); (c) owned fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the Transaction Proposals;

“Public Notice 7” means the Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告) (Public Notice [2015] No. 7) issued by the State Taxation Administration of the People’s Republic of China, effective February 3, 2015 (including subsequent amending provisions, as well as any interpretations or procedural rules related thereto);

“Public Notice 7 Tax” means any Taxes (including any deduction or withholding) payable to or imposed by the applicable Governmental Authority of the People’s Republic of China with respect to Public Notice 7;

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right;

“Redemption Rate” means a fraction, expressed as a percentage, (i) the numerator of which is the aggregate number of Redeeming SPAC Shares and (ii) the denominator of which is the aggregate number of SPAC Ordinary Shares in respect of which the holder thereof is eligible (as determined in accordance with the SPAC Charter) to exercise his, her or its SPAC Shareholder Redemption Right;

“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority;

“Registrable Securities” means (a) the Company Ordinary Shares representing the Merger Consideration, (b) the Company Ordinary Shares issuable upon exercise of the Company Warrants and (c) the Company Warrants;

“Registration Statement” means, collectively, a registration statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities;

“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the conduct of clinical trials or the manufacturing, marketing, sale, reimbursement or pricing of a Company Product in a country or regulatory jurisdiction, including the National Medical Product Administration of the People’s Republic of China, or any successor agency thereto;

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 10% of the total outstanding share capital of the Company or any of its Subsidiaries or SPAC, as applicable (b) any director or officer of the Company or any of its Subsidiaries or SPAC, as applicable in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries or SPAC;

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates;

“Required Governmental Authorization” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Company and any of its Subsidiaries, as currently conducted, in accordance with applicable Law;

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and enforced by its member states, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom and (e) any other similar economic sanctions administered by a Governmental Authority;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Share Consolidation Factor” means 0.25, which is the quotient obtained by dividing (i) $834,249,950 by (ii) the aggregate number of Fully-Diluted Company Shares (being 333,699,980 as of the date of this Agreement and which, for the avoidance of doubt, shall not increase thereafter due to the issuance of Company Ordinary Shares under the ESOP as permitted by the Transaction Documents) and further by (iii) ten dollars ($10.00);

“Shareholders Agreement” means the Shareholders Agreement in respect of the Company, dated as of January 28, 2021, as may be amended and/or restated from time to time;

“Software” means all computer software, data, and databases, together with object code, source code, firmware, and embedded versions thereof, and documentation related thereto, together with intellectual property, industrial property and proprietary rights in and to any of the foregoing;

“SPAC Accounts Date” means March 31, 2022;

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under SPAC’s initial IPO prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its controlled Affiliates, in each case, other than the Transactions;

“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of the SPAC, adopted pursuant to a special resolution passed on June 8, 2021;

“SPAC Class A Exchange Ratio” means a ratio equal to (i) if the Redemption Rate is less than or equal to 85%, the quotient obtained by dividing (a) the sum of (x) 2,732,325 and (y) the aggregate number of Non-Redeeming SPAC Shares by (b) the aggregate number of Non-Redeeming SPAC Shares, rounded up to the nearest four decimal points and (ii) if the Redemption Rate is more than 85%, 1.4286 (it being understood that the SPAC Class A Exchange Ratio is between 1.1169 and 1.4286, depending on the Redemption Rate);

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter, prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Class A Ordinary Shares after the First Merger Effective Time;

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter, prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Class B Ordinary Shares after the First Merger Effective Time;

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any matter set forth on, or deemed to be incorporated in the SPAC Disclosure Letter, (g) any Events that are cured by SPAC prior to the Closing, (h) any action taken by, or at the written request of, the Company, (i) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the SPAC’s relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person, (j) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (j) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition), or (k) any worsening of the Events referred to in clauses (b), (d), (e) or (f) to the extent existing as of the date of this Agreement; provided, however, that in the case of each of clauses (b), (d) and (e), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect, in which case the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect shall be made only to the extent of the incremental disproportionate effect on SPAC relative to such similarly situated participants. Notwithstanding the foregoing, with respect to SPAC, the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right or the failure to obtain SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect;

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Ordinary Shares after the First Merger Effective Time;

“SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter, prior to the First Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Preference Shares after the First Merger Effective Time;

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants;

“SPAC Shareholder” means any holder of any SPAC Shares;

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares;

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Ordinary Shares to redeem all or a portion of the SPAC Ordinary Shares held by such holder as set forth in the SPAC Charter in connection with the Transaction Proposals;

“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the Transaction Proposals, as determined in accordance with applicable Law and the SPAC Charter;

“SPAC Shares” means the SPAC Ordinary Shares and SPAC Preference Shares;

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees (including deferred underwriting fees), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by SPAC and Sponsor (b) any Indebtedness of SPAC owed to Sponsor, its Affiliates or its or their respective shareholders or Affiliates (including amounts accrued and outstanding under the Working Capital Loan as of the Closing) and (c) subject to Section 8.2(a)(i), any and all filing fees payable by the SPAC to the Governmental Authorities in connection with the Transactions;

“SPAC Unit” means the units issued by SPAC in SPAC’s IPO or the exercise of the underwriters’ overallotment option each consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant;

“SPAC Warrant” means all outstanding and unexercised warrants issued by SPAC to acquire SPAC Class A Ordinary Shares, including those to be issued pursuant to the Forward Purchase Agreements;

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively, and in the case of the Company, shall include the Merger Subs, the Surviving Entity and the Surviving Company;

“Tax” or “Taxes” means all U.S. federal, state, or local or non-U.S. taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto;

“Tax Returns” means all U.S. federal, state, and local and non-U.S. returns, declarations, computations, notices, statements, claims, reports, schedules, forms, and information returns with respect to Taxes, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority;

“Trade Secrets” means all trade secrets and other confidential or proprietary information, know-how and other inventions, processes, models, methodologies and all other information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use;

“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, domain names, social media handles, toll-free numbers, and other indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing;

“Transaction Documents” means, collectively, this Agreement, the NDA, the Forward Purchase Agreements, the Shareholder Support Agreement, the Warrant Assignment Agreement, the Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them;

“Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, but in any event including unless otherwise agreed upon in writing by SPAC and the Company: (i) the approval and authorization of this Agreement, the Plans of Merger and the Transactions as a Business Combination, (ii) the approval and authorization of the Mergers and the Plans of Merger, (iii) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing or in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if the number of Redeeming SPAC Shares is such that the condition in Section 9.3(c) would not be satisfied, (iv) the approval and authorization of the Company Capital Restructuring and (v) the approval and authorization of each other proposal that the Nasdaq or the SEC (or staff members thereof) indicates (x) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (y) are required to be approved by the SPAC Shareholders in order for the Closing to be consummated;

“Transactions” means, collectively, the Company Capital Restructuring, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents;

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration, and other similar Taxes, fees, and costs (including any interest or penalty thereto) payable in connection with the Transactions;

“Treasury Regulations” means the regulations promulgated under the Code.

“Underwriting Agreement” means the underwriting agreement dated June 8, 2021 between SPAC and BofA Securities, Inc;

“Union” means any union, works council or other employee representative body;

“U.S.” means the United States of America;

“Warrant Agreement” means the Warrant Agreement, dated as of June 8, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent; and

“Working Capital Loan” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2            Construction.

(a)           Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns;

(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America.

(d)            Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e)            All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(f)            Unless the context of this Agreement otherwise requires, references to (i) SPAC with respect to periods following the First Merger Effective Time shall be construed to mean the Surviving Entity and vice versa and (ii) Merger Sub II with respect to periods following the Second Merger Effective Time shall be construed to mean the Surviving Company and vice versa.

(g)            The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i)            Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j)            With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Article II

TRANSACTIONS; CLOSING

Section 2.1            Pre-Closing Actions.

(a)            Restructuring of Company’s Share Capital.

(i)            Conversion of Company Preferred Shares. On the Closing Date, immediately prior to the Share Consolidation (as defined below) and the First Merger Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to the First Merger Effective Time shall be converted into Company Ordinary Shares on a one-for-one basis by virtue of and in accordance with the Shareholders Agreement and in compliance with the terms of the Company Charter (the “Conversion”).

(ii)          Share Consolidation of Company Ordinary Shares. On the Closing Date, immediately following the Conversion and prior to the First Merger Effective Time, each Company Ordinary Share (and for the avoidance of doubt, any warrant, right or other security convertible into or exchangeable or exercisable therefor) that is issued and outstanding immediately prior to the First Merger Effective Time shall be converted (or made exchangeable or exercisable) into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Share Consolidation Factor (together with the treatment of Company Options set forth in Section 2.1(a)(iii), the “Share Consolidation”); provided, that no fraction of a Company Ordinary Share will be issued by virtue of the Share Consolidation, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded up to the nearest whole Company Ordinary Share.

(iii)         Treatment of Company Options. On the Closing Date, immediately following the Share Consolidation, each Company Option outstanding as of the effective time of the Share Consolidation (the “Share Consolidation Effective Time”) will, automatically and without any action on the part of any holder of such Company Option or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Share Consolidation Effective Time (including expiration date and exercise provisions), except that: (A) each Continuing Option shall be exercisable for that number of Company Ordinary Shares equal to the product (rounded up to the nearest whole Company Ordinary Share) of (1) the number of Company Ordinary Shares subject to such Company Option immediately before the Share Consolidation Effective Time multiplied by (2) the Share Consolidation Factor; and (B) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per Company Ordinary Share of such Company Option immediately before the Share Consolidation Effective Time by (2) the Share Consolidation Factor; provided, however, that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Ordinary Shares purchasable under such Continuing Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code. On or prior to the Closing Date, the Company shall have taken (or caused to be taken) all such actions as are reasonably necessary or appropriate to effect the transactions contemplated under Section 2.1(a) of this Agreement and shall make all such changes or adjustments as necessary or appropriate to the ESOP in accordance with applicable Laws, the terms of the ESOP and any contracts evidencing Company Options.

(b)           Organizational Documents of the Company. Immediately prior to the First Merger Effective Time, the Company Charter, as in effect immediately prior to the First Merger Effective Time, shall be amended and restated by their deletion in their entirety and the substitution in their place of the third amended and restated memorandum and articles of association of the Company in the form attached hereto as Exhibit E (the "Amended Company Charter"), and, as so amended and restated, shall be the memorandum and articles of association of the Company, until thereafter amended in accordance with the terms thereof and the Cayman Act.

(c)            Forward Purchase Notices. Prior to the First Merger Effective Time, SPAC shall deliver notices to the Forward Purchase Investors to cause the release of funds from escrow to SPAC immediately prior to the Closing and to cause the Forward Purchase Investors to complete the consummation of their respective Forward Purchase Subscriptions immediately prior to the First Merger Effective Time.

Section 2.2            The Mergers.

(a)            The First Merger. At the First Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Plan of First Merger and the Cayman Act, Merger Sub I and SPAC shall consummate the First Merger, pursuant to which Merger Sub I shall merge with and into SPAC, following which the separate corporate existence of Merger Sub I shall cease and SPAC shall continue as the surviving entity after the First Merger and as a direct, wholly-owned subsidiary of the Company.

(b)            The Second Merger. At the Second Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Plan of Second Merger and the Cayman Act, Merger Sub II and the Surviving Entity shall consummate the Second Merger, pursuant to which the Surviving Entity shall merge with and into Merger Sub II, following which the separate corporate existence of the Surviving Entity shall cease and Merger Sub II shall continue as the surviving entity after the Second Merger and as a direct, wholly-owned subsidiary of the Company.

(c)            Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Company Capital Restructuring:

(i)            SPAC and Merger Sub I shall execute a plan of merger substantially in the form attached as Exhibit C-1 hereto (the “Plan of First Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the First Merger effective (collectively, the “First Merger Filing Documents”), and shall file the Plan of First Merger and other documents as required to effect the First Merger pursuant to the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Act. The First Merger shall become effective at the time when the Plan of First Merger is registered by the Registrar of Companies of the Cayman Islands or such later time (being not later than the 90th day after registration by the Registrar of Companies of the Cayman Islands) as Merger Sub I and SPAC may agree and specify pursuant to the Cayman Act (the “First Merger Effective Time”) but in all events the First Merger Effective Time shall precede the Second Merger Effective Time.

(ii)           Immediately following the consummation of the First Merger at the First Merger Effective Time, the Surviving Entity and Merger Sub II shall execute a plan of merger substantially in the form attached as Exhibit C-2 hereto (the “Plan of Second Merger”, and together with the Plan of First Merger, the “Plans of Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Second Merger effective (collectively, the “Second Merger Filing Documents”, and together with the First Merger Filing Documents, the “Merger Filing Documents”), and shall file the Plan of Second Merger and other documents as required to effect the Second Merger pursuant to the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Act. The Second Merger shall become effective at the time when the Plan of Second Merger is registered by the Registrar of Companies of the Cayman Islands or such later time (being not later than the 90th day after registration by the Registrar of Companies of the Cayman Islands) as Merger Sub II and the Surviving Entity may agree and specify pursuant to the Cayman Act (the “Second Merger Effective Time”).

(d)            Effect of the Mergers. The effect of the Mergers shall be as provided in this Agreement, the Plan of First Merger, the Plan of Second Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub I and SPAC set forth in this Agreement to be performed after the First Merger Effective Time, and (b) at the Second Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Entity and Merger Sub II set forth in this Agreement to be performed after the Second Merger Effective Time.

(e)            Organizational Documents of the Surviving Entity and the Surviving Company. At the First Merger Effective Time, the memorandum and articles of association of Merger Sub I, as in effect immediately prior to the First Merger Effective Time and in the form attached hereto as Exhibit D-1 (the “Amended Articles of the Surviving Entity”), shall be the memorandum and articles of association of the Surviving Entity. At the Second Merger Effective Time, the memorandum and articles of association of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time and in the form attached hereto as Exhibit D-2 (the “Amended Articles of the Surviving Company”), shall be the memorandum and articles of association of the Surviving Company, until, thereafter changed or amended as provided therein or by applicable Law.

(f)            Directors and Officers of the Surviving Entity and the Surviving Company. At the First Merger Effective Time, the directors and officers of SPAC immediately prior to the First Merger Effective Time shall resign and the directors and officers of Merger Sub I immediately prior to the First Merger Effective Time shall be the directors and officers of the Surviving Entity, each to hold office in accordance with the Organizational Documents of the Surviving Entity. At the Second Merger Effective Time, the directors and officers of Merger Sub II immediately prior to the Second Merger Effective Time shall be the directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company.

(g)           Directors and Officers of the Company. At the First Merger Effective Time, (i) Mr. Bo Tan (or in the event such Person is unable or unwilling to serve as a director, another individual who was a director of SPAC prior to the Closing designated by SPAC in writing at least two (2) Business Days before the First Merger Effective Time, subject to such Person passing customary background checks by the Company) (the “SPAC Director”) and (ii) one additional director as nominated by the Company shall be appointed as directors on the board of directors of the Company, in addition to the then existing directors of the Company (the “Company Directors”), effective as of the First Merger Effective Time, and each of such newly appointed directors shall hold office in accordance with the Amended Company Charter until he is removed or resign in accordance with the Amended Company Charter or until his successor is duly elected or appointed and qualified. Ms. Rui Lin and Mr. Hui Chen shall resign as directors of the Company, effective immediately prior to the First Merger Effective Time.

(h)            Effect of the Mergers on Issued Securities of SPAC, Merger Sub I and Merger Sub II. On the terms and subject to the conditions set forth herein, by virtue of the Mergers and without any further action on the part of any Party or any other Person, the following shall occur:

(i)            SPAC Units. Immediately prior to the First Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the First Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC Securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.2(h).

(ii)          SPAC Ordinary Shares. Immediately following the separation of each SPAC Unit in accordance with Section 2.2(h)(i) and the Company Capital Restructuring,

(1)            each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes (x) the SPAC Class A Ordinary Shares held by the public shareholders of SPAC as a result of the Unit Separation and (y) the SPAC Class A Ordinary Shares issued pursuant to the Forward Purchase Subscriptions) issued and outstanding immediately prior to the First Merger Effective Time (other than any SPAC Shares referred to in Section 2.2(h)(iv) and Section 2.2(h)(ii)(3), Redeeming SPAC Shares and Dissenting SPAC Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Letter of Transmittal (if any) in accordance with Section 2.4, such fraction of a newly issued Company Ordinary Share that is equal to the SPAC Class A Exchange Ratio, without interest, subject to rounding pursuant to Section 2.4(e);

(2)            (a) an aggregate of 1,446,525 SPAC Class B Ordinary Shares held by Sponsor will be surrendered for nil consideration; and (b) after such surrender, each of the remaining SPAC Class B Ordinary Shares issued and outstanding immediately prior to the First Merger Effective Time and held by the SPAC Insiders (and the SPAC Class A Ordinary Shares into which such SPAC Class B Ordinary Shares are convertible or converted) shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Letter of Transmittal (if any) in accordance with Section 2.4, one newly issued Company Ordinary Share; and

(3)            each SPAC Class B Ordinary Share held by a Forward Purchase Investor and its permitted transferees (and the SPAC Class A Ordinary Shares into which such SPAC Class B Ordinary Shares are convertible or converted) issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Letter of Transmittal (if any) in accordance with Section 2.4, (a) such fraction of a newly issued Company Ordinary Share that is equal to the SPAC Class A Exchange Ratio, without interest, subject to rounding pursuant to Section 2.4(e), if and only if such Forward Purchase Investor has fully delivered its portion of the Forward Purchase Investment Amount as required under the applicable Forward Purchase Agreement and, failing that, (b) one newly issued Company Ordinary Share;

As of the First Merger Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Shares, except as expressly provided in Section 2.2(h)(v) and Section 2.2(h)(vi).

(iii)         Exchange of SPAC Warrants. Each SPAC Warrant (which, for the avoidance of doubt, includes (1) the SPAC Warrants held by public SPAC warrantholders as a result of the Unit Separation, (2) the SPAC Warrants held by the Sponsor, and (3) the SPAC Warrants held by the Forward Purchase Investors) outstanding immediately prior to the First Merger Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a warrant to purchase one Company Ordinary Share (each, a “Company Warrant”). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the First Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Warrant Assignment Agreement.

(iv)          SPAC Treasury Shares. Notwithstanding Section 2.2(h)(ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the First Merger Effective Time, such SPAC Shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v)            Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with SPAC’s Charter.

(vi)          Dissenting SPAC Shares. Each Dissenting SPAC Share issued and outstanding immediately prior to the First Merger Effective Time held by a Dissenting SPAC Shareholder shall be cancelled and cease to exist in accordance with Section 2.6(a) and shall thereafter represent only the right to be paid the fair value of such Dissenting SPAC Share and such other rights pursuant to Section 238 of the Cayman Act.

(vii)         Merger Sub Shares. At the First Merger Effective Time, the Merger Sub I Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically convert into one ordinary share, par value $0.0001 per share, of the Surviving Entity. The ordinary share of the Surviving Entity shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity. At the Second Merger Effective Time, each share of the Surviving Entity that is issued and outstanding immediately prior to the Second Merger Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor. The Merger Sub II Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall remain outstanding and shall not be affected by the Second Merger.

Section 2.3            Closing.

(a)            On the terms and subject to the conditions of this Agreement, the consummation of the Mergers (the “Closing”, and the day on which the Closing occurs, the “Closing Date”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.9 on the date that is three (3) Business Days after the first date on which all conditions set forth in Article IX that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended in accordance with Section 2.6(c) or at such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing; provided that if the First Merger and the Second Merger are not consummated on the same day, references to the Closing and the Closing Date shall be construed to mean the consummation of the First Merger and the date of the First Merger Effective Time, respectively, and each party hereto shall take all actions within its power as may be necessary or appropriate such that the Second Merger is consummated as promptly as reasonably practicable after the Closing.

(b)            Prior to or on the Closing Date,

(i)            the Company shall deliver or cause to be delivered to SPAC, a certificate signed by an authorized director or officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2 have been fulfilled;

(ii)          SPAC shall deliver or cause to be delivered to the Company a certificate signed by an authorized director or officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3 have been fulfilled.

(iii)          the Company shall deliver or cause to be delivered to SPAC, evidence of the appointment of the SPAC Director as a director on the board of directors of the Company in accordance with Section 2.2(g), effective as of the First Merger Effective Time;

(iv)          the SPAC shall deliver or cause to be delivered to the Company, evidence of the resignation or removal of all the directors of SPAC as a director on the board of directors of the Surviving Entity in accordance with Section 2.2(g), effective as of the First Merger Effective Time;

(v)           the SPAC shall deliver or cause each SPAC Insider to deliver to the Company, a deed of adherence duly executed by such SPAC Insider in substantially the form of Annex I attached to the Shareholder Support Agreement, effective on or prior to the First Merger Effective Time;

(vi)           the Company shall deliver or cause each Company Shareholder (if not already a party to the Shareholders Support Agreement) to deliver to SPAC, a deed of adherence duly executed by such Company Shareholder in substantially the form of Annex I attached to the Shareholder Support Agreement, effective on or prior to the First Merger Effective Time;

(vii)         the Company and SPAC (or the Surviving Entity following the First Merger and the Surviving Company following the Second Merger), shall:

(1)            cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered;

(2)            pay, or cause the Trustee to pay at the direction and on behalf of SPAC (or the Surviving Entity following the First Merger and the Surviving Company following the Second Merger), by wire transfer of immediately available funds from the Trust Account (A) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, (B) all accrued and unpaid Company Transaction Expenses and, subject to Section 11.6, all accrued and unpaid SPAC Transaction Expenses, each as set forth on a written statement to be delivered to the Surviving Company by or on behalf of the Company and SPAC, respectively, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (C) immediately thereafter, all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by the Company for its immediate use, subject to this Agreement (including, for the avoidance of doubt, Section 8.7) and the Trust Agreement; and

(3)            thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 2.4            Cancellation of SPAC Equity Securities and Disbursement of Merger Consideration.

(a)            Prior to the First Merger Effective Time, the Company shall appoint an exchange agent reasonably acceptable to the Company and SPAC as exchange agent (for the avoidance of doubt, Continental Stock Transfer & Trust Company shall be deemed to be reasonably acceptable to SPAC) (in such capacity, the “Exchange Agent”), for the purpose of exchanging SPAC Ordinary Shares for the Merger Consideration in accordance with the Plan of First Merger and this Agreement, and paying the Merger Consideration to the SPAC Shareholders. At or before the First Merger Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration.

(b)            If the Exchange Agent requires that, as a condition to receive the Merger Consideration, any SPAC Shareholder deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the First Merger Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each SPAC Shareholder a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as SPAC and the Company may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”). Notwithstanding anything to the contrary contained herein, any obligation on the Company under this Agreement to issue Company Ordinary Shares to SPAC Shareholders entitled to receive Company Ordinary Shares may be satisfied by the Company issuing such Company Ordinary Shares, and shall be deemed to have been satisfied upon issuance of such Company Ordinary Shares, (i) to the DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each SPAC Shareholder shall hold such Company Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such Company Ordinary Shares or (ii) directly to each SPAC Shareholder by entering such SPAC Shareholder on the register of members maintained by the Company (or its share registrar) for the Company Ordinary Shares.

(c)            Each SPAC Shareholder shall be entitled to receive its portion of the Merger Consideration, pursuant to Section 2.2(h)(ii) (excluding any SPAC Shares referred to in Section 2.2(h)(iv), Redeeming SPAC Shares and any Dissenting SPAC Shares) upon the receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 2.4(b)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d)            Promptly following the date that is one (1) year after the First Merger Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Merger Consideration that remains unclaimed shall be returned to the Company and the unclaimed Company Ordinary Shares comprising the Merger Consideration shall be held by the Company as treasury shares, and any Person that was a holder of SPAC Shares (other than any SPAC Shares referred to in Section 2.2(h)(iv), Redeeming SPAC Shares and Dissenting SPAC Shares) as of immediately prior to the First Merger Effective Time that has not claimed their applicable portion of the Merger Consideration in accordance with this Section 2.4 prior to the date that is one (1) year after the First Merger Effective Time, may (subject to applicable abandoned property, escheat and similar Laws) claim from the Company, and the Company shall promptly transfer and deliver, such applicable portion of the Merger Consideration without any interest thereupon. None of SPAC, the Company, the Merger Subs, the Surviving Entity, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Merger Consideration shall not have been claimed immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority, any such amount shall be cancelled by the Company.

(e)            Notwithstanding anything to the contrary contained herein, no fraction of a Company Ordinary Share will be issued by virtue of the Mergers or the other Transactions under this Section 2.4, and each Person who would otherwise be entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Company Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Company Ordinary Share.

Section 2.5            Further Assurances. If, at any time after the First Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, the Surviving Entity, the Surviving Company, Merger Sub II and the Company (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Section 2.6            Dissenter’s Rights.

(a)            Subject to Section 2.2(c)(ii) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are issued and outstanding immediately prior to the First Merger Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and enforcement of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall be cancelled and cease to exist at the First Merger Effective Time and the Dissenting SPAC Shareholders shall not be entitled to receive the applicable Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting SPAC Shares held by them as determined in accordance with the provisions of Section 238 of the Cayman Act. For the avoidance of doubt, the SPAC Shares owned by any SPAC Shareholder who fails to exercise or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to Section 238 of the Cayman Act shall not be Dissenting SPAC Shares and shall thereupon be cancelled and cease to exist at the First Merger Effective Time, in exchange for the right to receive the applicable Merger Consideration, without any interest thereon in accordance with Section 2.2(h)(ii).

(b)            Prior to the Closing, SPAC shall give the Company (i) prompt written notice of any demands for dissenters’ rights received by SPAC from SPAC Shareholders and any withdrawals of such demands and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a SPAC Shareholder of its rights to dissent from the First Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(c)            If any SPAC Shareholder gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the First Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act:

(i)            SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and

(ii)            unless SPAC and the Company elect by agreement in writing to waive this Section 2.6(c)(ii), no party shall be obligated to commence the Closing, and the Plan of First Merger shall not be filed with the Registrar of Companies of the Cayman Islands, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3.

Section 2.7            Withholding. Each of the parties hereto and any other applicable withholding agent (and their respective Affiliates and Representatives) shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. The parties hereto shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The parties hereto shall use commercially reasonable efforts to cooperate and reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld, and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), or (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to SPAC as of the date of this Agreement as follows:

Section 3.1            Organization, Good Standing and Qualification. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Group taken as a whole. Prior to the execution of this Agreement, true and accurate copies of the Company Charter, the Shareholders Agreement and the Organizational Documents of the Group Companies, each as in effect as of the date of this Agreement, have been Made Available by or on behalf of the Company to SPAC, such governing documents are in full force and effect, and the Company and each of the Group Companies is not in default of any term or provision of such governing documents in any material respect. The Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 3.2            Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities, as applicable, is set forth on Section 3.2(a) of the Company Disclosure Letter. Except as set forth on Section 3.2(a) and Section 3.2(b) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, company, partnership, joint venture or business association or other entity. Each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each Subsidiary of the Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due. Each Subsidiary of the Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Group taken as a whole.

Section 3.3            Capitalization of the Company.

(a)            As of the date of this Agreement, the authorized share capital of the Company is $50,000 divided into 10,000,000,000 shares of $0.000005 par value each, comprised of (x) 9,850,000,000 Ordinary Shares, of which (1) 246,736,533 Ordinary Shares are issued and outstanding as of the date of this Agreement and (2) 26,626,329 Ordinary Shares are subject to issuance upon the vesting of Company Options outstanding as of the date of this Agreement, (y) 50,000,000 Company Series A Preferred Shares, of which 21,548,589 Company Series A Preferred Shares are issued and outstanding as of the date of this Agreement, and (z) 100,000,000 Company Series B Preferred Shares, of which 65,414,858 Company Series B Preferred Shares are issued and outstanding as of the date of this Agreement). As of the date of this Agreement, the aggregate number of Fully-Diluted Company Shares is 333,699,980. Set forth in Section 3.3(a) of the Company Disclosure Letter is a true and correct list of each holder of Company Shares and the number of Company Shares held by each such holder as of the date hereof. There are no other shares of the Company issued or outstanding as of the date of this Agreement. All of the issued and outstanding Company Shares (w) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (x) have been offered, sold and issued by the Company in compliance with applicable Law, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the Company Charter and the Shareholders Agreement and (2) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; and (y) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Company Charter, and the Shareholders Agreement or any other Contract, in any such case to which the Company is a party or otherwise bound.

(b)            The Company has provided to SPAC, prior to the date of this Agreement, a true and correct list of each current or former employee, consultant, officer or director of the Company or any other Group Company who, as of the date of this Agreement, holds Company Options, including the number of Ordinary Shares subject thereto, the vesting schedule and expiration date thereof. All Company Options outstanding as of the date of this Agreement are evidenced by award agreements in substantially the forms previously Made Available to SPAC.

(c)            Except as otherwise set forth in this Section 3.3 or on Section 3.3(c) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of the Company exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the surrender or forfeiture of outstanding shares, the sale of treasury shares or the issuance or sale by the Company of other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or other Equity Securities of the Company.

Section 3.4            Capitalization of Subsidiaries.

(a)            The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, and are, to the extent applicable and where required by applicable Law, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which such Subsidiary is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any other Contract, in any such case to which each such Subsidiary is a party or otherwise bound.

(b)            Except as contemplated by this Agreement or the other Transaction Documents, the Company owns, directly or indirectly through its Subsidiaries, of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.

(c)            Except as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of any such Subsidiary exercisable or exchangeable for any Equity Securities of such Subsidiary, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance by any such Subsidiary of additional shares, the sale of treasury shares or the issuance or sale by such Subsidiary of other Equity Securities of such Subsidiary, or for the repurchase or redemption by such Subsidiary of shares or other Equity Securities of such Subsidiary the value of which is determined by reference to shares or other Equity Securities of such Subsidiary, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 3.5            Authorization.

(a)            The Company has all corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the Company Board and the Company Shareholders (including the Majority Preferred Holders, as defined in the Company Charter), and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement and the other Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company, and this Agreement and the other Transaction Documents to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b)            On or prior to the date of this Agreement, the Company has obtained (i) approvals and consents of holders of Company Shares and other Equity Securities of the Company necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including (A) Special Resolution (as defined in the Company Charter) of the Company Shareholders and (B) the prior written approval of the Majority Preferred Holders (as defined in the Company Charter), in each case pursuant to the terms and subject to the conditions of the Company Charter and applicable Law (the “Company Shareholders’ Approval”), and (ii) approval by the Majority Lenders (as defined in the facility agreement dated March 16, 2022 entered into by, among others, YishengBio (Hong Kong) Holdings Limited (as the borrower) and R-Bridge Investment Three Pte. Ltd. (as the lender) (the “Company Lender’s Approval”)). On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions), and (iii) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the Company Shareholders for approval and authorization at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement (including any adjournment or postponement thereof, the “Company Shareholders’ Meeting”).

Section 3.6            Consents; No Conflicts. Assuming the representations and warranties in Article IV and Article V are true and correct, except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (b) for such other filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, assuming the representations and warranties in Article IV and Article V are true and correct, and except for the matters referred to in clauses (a) through (b) of the immediately preceding sentence, (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of any Group Company, each as currently in effect, (C) any applicable Law, (D) any Material Contract or (ii) result in the creation of any Encumbrance upon any of the properties or assets of any Group Company other than any restrictions under federal or state securities laws, this Agreement, the Company Charter and Permitted Encumbrances, except in the case of sub-clauses (A), (C), and (D) of clause (i) and clause (ii), as would not have a Company Material Adverse Effect.

Section 3.7            Compliance with Laws; Consents; Permits.

(a)            Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, since April 1, 2020, (i) the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws; (ii) neither the Company nor any of its Subsidiaries is or has been subject to any actual, pending or, to the Knowledge of the Company, threatened Action with respect to a violation of any applicable Laws; and (iii) neither the Company nor any of its Subsidiaries, to the Knowledge of the Company, is or has been subject to any investigation by or for any Governmental Authority with respect to any violation of any applicable Laws.

(b)            Since April 1, 2020, neither the Company nor any of its Subsidiaries has received any letter or other written communication from, and, to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Company or any of its Subsidiaries or (ii) the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries, except where such revocation, suspension, compliance or remedial actions (or the failure of the Company or any of its Subsidiaries to undertake them) has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c)            Neither the Company nor any of its Subsidiaries is engaged in any pending proceedings, demands, inquiries, or hearings or investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, and to the Knowledge of the Company, no such proceeding, demand, inquiry, investigation or hearing has been threatened in writing.

(d)            None the Company, any of its Subsidiaries, any of their respective directors or officers, or to the Knowledge of the Company, employees, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries has at any time since April 1, 2020: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other local or foreign anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”), as may be applicable; (ii) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Law.

(e)            Neither the Company, any of its Subsidiaries, any of their respective directors or officers, nor to the Knowledge of the Company, employees, agents acting for or on behalf of the Company or any of its Subsidiaries, has at any time since April 1, 2020 been found by a Governmental Authority to have violated any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(f)            Neither the Company, any of its Subsidiaries, any of their respective directors or officers, nor to the Knowledge of the Company, employees, agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Prohibited Person, and no Prohibited Person has at any time since April 1, 2020 been given an offer to become an employee, officer, consultant or director of the Company or any of its Subsidiaries. None of the Company nor any of its Subsidiaries has at any time since April 1, 2020 conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person or otherwise violated Sanctions.

(g)            Each of the Group Companies has all material approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted in all material respects, and such Material Permits are in effect and have been complied with in all material respects. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice that any Governmental Authority that has issued any Material Permit intends to suspend, cancel, terminate, or not renew any such Material Permit, except to the extent such Material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby or may be terminated in the ordinary and usual course of a reissuance or replacement process.

Section 3.8            Tax Matters.

(a)            All income and other material Tax Returns required to be filed by or with respect to each Group Company have been filed within the requisite period (taking into account any valid extensions properly obtained) and such Tax Returns are true, correct, and complete in all material respects. All income and other material Taxes due and payable by each Group Company have been or will be paid in a timely fashion. Each Group Company has withheld and paid over to the appropriate Governmental Authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor, or other Person.

(b)            No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of a Group Company have been asserted in writing by any Governmental Authority. No written notice of any action, audit, assessment, or other proceeding, in each case that is currently pending, with respect to any Tax Returns or any Taxes of a Group Company has been received from any Governmental Authority. No dispute or assessment relating to such Tax Returns or such Taxes with any Governmental Authority is currently outstanding. No Group Company has consented to any extension or waiver of the time within which any Tax may be assessed or collected by a Governmental Authority, which extension or waiver remains in force.

(c)            No Group Company has any material liability for unpaid Taxes which has not been accrued or reserved on such Group Company’s most recent financial statements, whether asserted or unasserted, contingent, or otherwise, and no Group Company has incurred any material liability of Taxes outside the Ordinary Course since the date of such financial statements.

(d)           No Group Company is a Tax resident of any jurisdiction other than its jurisdiction of incorporation. No written claim that is currently outstanding has been made by a Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(e)            There are no liens for Taxes (other than Permitted Encumbrances) upon the assets of any Group Company.

(f)            No Group Company has been a member of an affiliated, consolidated, or similar Tax group (other than another Group Company) or otherwise has any liability for the Taxes of any other Person (other than another Group Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation, or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(g)            Each Group Company has complied in all material respects with all applicable transfer pricing Laws.

(h)            Each Group Company is in compliance in all material respects with all terms and conditions of any Tax incentives, exemption, holiday, or other Tax reduction agreement or order of a Governmental Authority applicable to a Group Company, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday, or other Tax reduction agreement or order.

(i)            Each Group Company is registered for value added and similar Taxes in each jurisdiction such Group Company is required to be so registered. Each Group Company has complied in all material respects with all applicable value added and similar Tax Laws.

(j)            No Group Company has been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local, or non-U.S. Law.

(k)            No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)            The Company does not expect to be in the taxable year that includes the Closing Date, a PFIC.

(m)          The Company reasonably believes that (i) Public Notice 7 shall not apply with respect to the Company Capital Restructuring, the Mergers and the transactions contemplated by this Agreement and (ii) none of the Company, SPAC, the Merger Subs, the Surviving Entity or the Surviving Company shall have any obligation for Public Notice 7 Taxes as a result thereof.

Section 3.9            Financial Statements.

(a)            The Company has Made Available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 and March 31, 2022, and the related audited consolidated statements of income and profit and loss, and cash flows, for the fiscal years then ended (the “Audited Financial Statements”), together with the auditor’s reports thereon. The Audited Financial Statements (i) were prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) fairly present, in all material respects, the financial condition and the results of operations and cash flow of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iv) when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements (including the standards of the U.S. Public Company Accounting Oversight Board) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the company, Regulation S-X).

(b)            The Company maintains a system of internal accounting controls which is reasonably sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)            None of the Company’s directors has been made aware of (i) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which violate applicable Law; in each case that has not been subsequently remediated as of the date hereof. No attorney representing the Company, whether or not employed by the Company, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company, in each case that remains pending or unresolved as of the date hereof.

Section 3.10          Absence of Changes. Since April 1, 2022, (a) to the date of this Agreement the Group Companies have operated their business in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course, and (b) there has not been any occurrence of any Company Material Adverse Effect.

Section 3.11          Actions. (a) There is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, or any of their respective directors or officers (in their capacity as such) and (b) there is no judgment or award unsatisfied against the Company or any of its Subsidiaries, nor is there any Governmental Order in effect and binding on the Company or any of its Subsidiaries or their respective directors or officers (in their capacity as such) or assets or properties, except in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations contemplated hereby, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. No order has been made, petition presented and received by any Group Company, resolution of any Group Company passed or meeting of any Group Company convened for the purpose of considering a resolution for the dissolution and liquidation of any Group Company or the establishment of a liquidation group of any Group Company, no administrator has been appointed for any Group Company nor to the Knowledge of the Company steps taken to appoint an administrator, and to the Knowledge of the Company there are no Actions under any applicable insolvency, bankruptcy or reorganization Laws concerning any Group Company.

Section 3.12          Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (a) set forth in the Audited Financial Statements that have not been satisfied since April 1, 2022, (b) that are Liabilities incurred since April 1, 2022 in the Ordinary Course, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) arising under this Agreement or other Transaction Documents, (e) that will be discharged or paid off prior to the Closing, or (f) which would not have a Company Material Adverse Effect.

Section 3.13          Material Contracts and Commitments.

(a)            Section 3.13(a) of the Company Disclosure Letter contains a true and correct list of all Material Contracts as of the date of this Agreement and as of the date of this Agreement no Group Company is a party to or bound by any Material Contract that is not listed in Section 3.13(a) of the Company Disclosure Letter. Except as disclosed in Section 3.13(a) of the Company Disclosure Letter, true and complete copies of each Material Contract, including all material amendments, modification, supplements, exhibits and schedules and addenda thereto, have been Made Available to SPAC.

(b)            Except for any Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or the termination of which is otherwise contemplated by this Agreement, each Material Contract listed on Section 3.13(a) of the Company Disclosure Letter is (A) in full force and effect and (B) represents the legal, valid and binding obligations of the applicable Group Company which is a party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the applicable Group Company has duly performed all of its obligations under each such Material Contract as set forth in Section 3.13(a) of the Company Disclosure Letter to which it is a party to the extent that such obligations to perform have accrued, (y) no material breach or default thereunder by the Group Company with respect thereto, or, to the Knowledge of the Company any other party or obligor with respect thereto, has occurred, and (z) no event has occurred that with notice or lapse of time, or both, would constitute such a default or breach of such Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, or would entitle any third party to prematurely terminate any Material Contract.

(c)            None of the Group Companies has within the last twelve (12) months provided to or received from the counterparty to any Material Contract any written notice or written communication to terminate, or not renew, any Material Contract.

Section 3.14          Title; Properties.

(a)            Except as disclosed in Section 3.14 of the Company Disclosure Letter, each of the Group Companies has good and valid title to all of the assets (other than Intellectual Property, which in each case is addressed in Section 3.15) owned by it, whether tangible or intangible (including those reflected in the Audited Financial Statements, together with all assets (other than Intellectual Property, which in each case is addressed in Section 3.15) acquired thereby since April 1, 2022, but excluding any tangible or intangible assets that have been disposed of since April 1, 2022 in the Ordinary Course), and in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)            No Group Company owns or has ever owned or has a leasehold interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such interest, a “Company Lease”, and any Company Lease involving rent payments in excess of $100,000 on an annual basis, a “Company Material Lease”). Section 3.14(b) of the Company Disclosure Letter sets forth as of the date of this Agreement each Company Material Lease and the address of the property demised or leased under each such Company Material Lease. Each Company Material Lease is in compliance with applicable Law in all material respects, and all Governmental Orders required under applicable Law in respect of any Company Material Lease have been obtained, including with respect to the operation of such property and conduct of business on such property as now conducted by the applicable Group Company which is a party to such Company Material Lease, except in any such case where the failure to so be in compliance or obtain such Governmental Order would not, individually or in the aggregate, be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c)            Each Company Lease is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions. There is no material breach by the relevant Group Company under any Company Material Lease.

(d)            To the Knowledge of the Company, no Person or Governmental Authority has challenged, disputed, or threatened in writing to challenge or dispute, a Group Company’s right to occupy, use or enjoy each leased real property subject to the Company Material Leases as such leased property is currently occupied, used or enjoyed.

(e)            No Group Company has received any written notice alleging a material breach of any covenant, restriction, burden or stipulation from any person or Governmental Authority in relation to the existing use of any Leased Real Property, and to the Knowledge of the Company, no circumstance exists which constitutes a breach of this type or nature.

(f)            No Group Company has received any written notice from the relevant lessor under any Company Material Lease to terminate or indicating its intention to terminate such Company Material Lease prior to the expiration of its term, and to the Knowledge of the Company, no circumstance exists (whether as a result or as contemplated under the Transactions or otherwise) which may entitle such lessor or landlord to do so.

Section 3.15          Intellectual Property Rights.

(a)            Section 3.15(a) of the Company Disclosure Letter sets forth a true, complete and accurate (in all material respects) list of all material Registered IP. Either the Company or its applicable Subsidiary has taken reasonable and appropriate steps to make required filings and registrations (and corresponding payments of fees therefor) to Governmental Authorities in connection with patents, registrations and applications for the Registered IP. Each item of material Registered IP is valid, subsisting, and to the Knowledge of the Company, enforceable. The Company and its Subsidiaries exclusively own and possess all right, title and interest in and to the material Owned IP, including each item of Registered IP, and exclusively own, or otherwise have a sufficient right to use pursuant to a valid and enforceable license or other right (in relation to which there is no current material dispute), all other material Company IP; in each case, free and clear of any Encumbrances other than Permitted Encumbrances.

(b)            The operation of the business of the Company and its Subsidiaries as currently conducted does not violate, infringe, dilute, or misappropriate, and since April 1, 2020 has not violated, infringed, diluted or misappropriated any Intellectual Property of any Person except for any such violation, infringement, dilution, or misappropriation that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, nor has the Company or any of its Subsidiaries received since April 1, 2020 any written notice, request for indemnification or threat relating to any of the foregoing (including in the form of any offer or request to license any Intellectual Property). No Action alleging misappropriation, infringement, dilution or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person or contesting the validity, ownership, use, registrability or enforceability (other than ex parte office actions and the like in the ordinary course of prosecution of applications and registrations) of any of the Owned IP is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is violating, infringing, diluting, or misappropriating or, since April 1, 2020, has violated, infringed, diluted or misappropriated any material Owned IP. Since April 1, 2020, neither the Company nor any of its Subsidiaries has given any written notice to any Person alleging any violation, infringement, dilution or misappropriation of any Owned IP, and no Actions relating to the same are pending.

(c)            The Company and its Subsidiaries have adequate title to all materials necessary to compile and operate the Company Products as currently compiled and operated by the Company and its Subsidiaries and have not disclosed, delivered, licensed or otherwise made available (other than to Persons performing obligations for or on behalf of the Company and its Subsidiaries who have executed or otherwise are subject to a valid and enforceable agreements providing for restrictions on use of, and the nondisclosure of, the source code), and the Company and its Subsidiaries do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code included in any material Owned IP to any Person (other than to Persons performing obligations for or on behalf of the Company and its Subsidiaries who have executed or otherwise are subject to valid and enforceable Contracts providing for restrictions on use of, and the nondisclosure of, the source code).

(d)            All Persons who have contributed, developed or conceived any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, have done so pursuant to a valid and enforceable agreement that protects the trade secrets and material confidential information of the Company and its Subsidiaries and grants the applicable Company or Subsidiary exclusive ownership of the Person’s contribution, development and conception. Neither the Company nor any of its Subsidiaries has disclosed any trade secrets or material confidential Company IP to any Person other than pursuant to a valid and enforceable agreement providing for restrictions on use of, and the nondisclosure of, such trade secrets and confidential information. Since April 1, 2020, no Persons who have contributed, developed or conceived any Company IP have made or, to the Knowledge of the Company, threatened in writing any claims of ownership with respect to any Owned IP.

(e)           The Company and its Subsidiaries have implemented and maintained reasonable and appropriate policies and technical and organizational security measures designed to protect the Company Systems, and business continuity and disaster recovery plans. The Company and its Subsidiaries have taken other reasonable steps consistent with industry practices of companies offering similar services designed to safeguard Trade Secrets, and all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, to the extent owned or used or held for use by the Company or any of its Subsidiaries in the operation of the business of the Company and its Subsidiaries as currently conducted (together with the data and information stored therein or transmitted by any of the foregoing, collectively, the “Company Systems”), from the introduction of any virus, worm, Trojan horse or similar disabling code or program. There are and since April 1, 2020 have been no defects or other technical problems in Company Systems that would prevent the same from functioning substantially in accordance with their user specifications and functionality descriptions, and the Company and its Subsidiaries have received no written notice alleging any of the foregoing, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries own, lease, license, or otherwise have the valid, legal right to use all Company Systems and have obtained a sufficient number of licenses (whether licensed by seats or otherwise) for their use of all Software (and the equivalent resources, including Software as a Service) encompassed by the Company Systems.

(f)            The Company and its Subsidiaries have taken reasonable steps, consistent with industry practices of companies offering similar services, to protect and maintain the Owned IP, including the secrecy, confidentiality and value of any Trade Secrets contained therein, and the Company IP and Company Systems are sufficient for conduct of the business of the Group Companies as presently conducted and as conducted during the twelve months prior to the date of this Agreement. During the twelve (12) months prior to the date of this Agreement, there has been no material failure or other material substandard performance of any Company System, in each case, which has not been remedied in all material respects.

Section 3.16          Labor and Employee Matters.

(a)            Except as those which would not be material to the business of the Group taken as a whole, (i) the Company and each of its Subsidiaries is in compliance with all applicable Law in all material respects related to labor or employment, including provisions thereof relating to wages and payrolls, working hours and resting hours, overtime, working conditions, benefits, recruitment, retrenchment, retirement, pension, minimum employment and retirement age, equal opportunity, discrimination, worker classification, occupational health and safety, wrongful discharge, layoffs or plant closings, immigration, employees provident fund, social security organization and collective bargaining, trade union, compulsory employment insurance, work and residence permits, public holiday and leaves, labor disputes, statutory labor or employment reporting and filing obligations and contracting arrangements; (ii) there is no Action pending or, to the Knowledge of the Company, threatened relating to the violation of any applicable Law by the Company or any of its Subsidiaries related to labor or employment, including any charge or complaint filed by any of its current or former employees, directors, officers or individual service providers with any Governmental Authority or the Company or any of its Subsidiaries, except where the amount in controversy does not exceed $100,000 individually or $500,000 in the aggregate; and (iii) the Company and its Subsidiaries have, where required by applicable Law, properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory Benefit Plan) all Persons who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Company and its Subsidiaries in accordance with such classifications.

(b)            Except those which would not be material to the business of the Group taken as a whole, (i) each of the Benefit Plans has been operated and administered in accordance with its terms, and is in compliance with all applicable Law in all material respects, and all contributions to each such Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any Liability to any of the Company and any of its Subsidiaries under such Benefit Plan; (ii) there is no pending or, to the Knowledge of the Company, threatened in writing Actions involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; and (iv) the Company and each of its Subsidiaries is in compliance with all applicable Laws and Contracts in all material respects relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Law and Contracts.

(c)            Neither the execution or delivery of any of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated thereunder (either alone or in combination with another event) would reasonably be expected to (i) result in any payment or benefit becoming due or payable to any current or former director, officer, employee, or individual service provider of the Company or any of its Subsidiaries; (ii) increase the amount of compensation or any benefits otherwise payable under any of the Benefit Plans; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of, or provide any additional rights or benefits with respect to, any compensation or benefits payable to any current or former director, officer, employee or individual service provider of the Company or its Subsidiary; (iv) limit or restrict the ability of the Company to merge, amend, or terminate any Benefit Plan; or (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(d)           Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(e)            The Company and its Subsidiary do not have any obligation to “gross-up” or otherwise indemnify any individual for any excise Tax imposed under Sections 4999 or 409A of the Code.

(f)            Neither the Company nor any of its Subsidiaries or any ERISA Affiliate thereof has any Liability with respect to or under: (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA. No Benefit Plan is subject to ERISA or the Code or U.S. Law.

(g)            Except as would not have a Company Material Adverse Effect, as of the date of this Agreement (i) no employee of the Company or any of its Subsidiaries is represented by a Union, (ii) neither the Company nor any of its Subsidiaries is negotiating any collective bargaining agreement or other Contract with any Union, (iii) to the Knowledge of the Company, there is no effort currently being made or threatened by or on behalf of any Union to organize any employees of the Company or any of its Subsidiaries, and (iv) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to labor disputes where the amount in controversy exceeds $100,000 individually or $500,000 in the aggregate (including any work slowdown, lockout, stoppage, picketing or strike). No notice, consent or consultation obligations with respect to any employee of the Company or any of its Subsidiaries or any Union will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.17          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Company or any of its Controlled Affiliates.

Section 3.18          Environmental Matters. Except as those which would not cause a Company Material Adverse Effect to the business of the Company and its Subsidiaries, taken as a whole (i) the Group Companies are in compliance in all material respects with the applicable Environmental Laws in the respective jurisdictions where they conduct their business, including obtaining and complying in all material respects with all permits, licenses, consents and other authorizations required pursuant to applicable Environmental Laws for the lawful operation of their business as currently conducted; and (ii) no Group Company has since April 1, 2020 received any written notice of any actual or alleged material non-compliance with or material liability under Environmental Laws.

Section 3.19          Insurance. Section 3.19 of the Company Disclosure Letter sets forth a true and accurate list of all of the material insurance policies of the Group Companies other than the statutory employee benefit plans mandated by applicable Laws. Each of the Group Companies has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies operate. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. To the Knowledge of the Company, (a) no material claims have been made which remain outstanding and unpaid under such insurance policies, (b) no circumstances exist that would reasonably be expected to give rise to a material claim of under such insurance policies, and (c) there are no circumstances which might lead to any liability under such insurance policies of the Group being avoided to a material extent or rendered unenforceable by the relevant insurers or otherwise materially reduce the amount recoverable under any policy of this type.

Section 3.20          Company Related Parties. The Company has not engaged in any material transactions with Related Parties other than those required to be disclosed in the Proxy/Registration Statement.

Section 3.21         Proxy/Registration Statement. The information supplied or to be supplied by the Company, any of its Subsidiaries or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives.

Section 3.22          Foreign Private Issuer. The Company is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 3.23          No Additional Representation or Warranties. Except as set forth in Article IV and Section 11.1, the Company acknowledges and agrees that the SPAC is not making any representation or warranty whatsoever to the Company pursuant to this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.6 and Section 4.13); (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”) or (c) as otherwise explicitly contemplated by this Agreement, SPAC represents and warrants to the Company as of the date of this Agreement as follows:

Section 4.1            Organization, Good Standing, Corporate Power and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to SPAC. Prior to the execution of this Agreement, a true and correct copy of the SPAC Charter has been made available by or on behalf of SPAC to the Company, the SPAC Charter is in full force and effect, and SPAC is not in default of any term of provision of the SPAC Charter in any material respect. SPAC is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 4.2            Capitalization and Voting Rights.

(a)           Capitalization of SPAC. As of the date of this Agreement, the authorized share capital of SPAC consists of $55,500 divided into (i) 500,000,000 SPAC Class A Ordinary Shares, of which 20,000,000 SPAC Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 SPAC Class B Ordinary Shares, of which 5,750,000 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 SPAC Preference Shares, of which no SPAC Preference Share is issued and outstanding as of the date of this Agreement. There are no other issued or outstanding SPAC Shares as of the date of this Agreement. All of the issued and outstanding SPAC Shares (i) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (ii) have been offered, sold and issued by SPAC in compliance with applicable Law, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(b)            As at the date of this Agreement, 20,000,000 SPAC Units are issued and outstanding (in respect of which 20,000,000 SPAC Class A Ordinary Shares and up to 10,000,000 SPAC Warrants would be issued if these SPAC Units were separated on the date hereof pursuant to Section 2.2(h)(i)). There are no other issued or outstanding SPAC Units as of the date of this Agreement. All of the issued and outstanding SPAC Units (i) have been duly authorized and validly issued; (ii) have been offered, sold and issued by SPAC in compliance with applicable Law, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance of such SPAC Units to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(c)            As of the date of this Agreement, up to 16,000,000 SPAC Warrants are issued and outstanding, each exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, including (i) up to 10,000,000 SPAC Warrants that would be issued if all SPAC Units were separated on the date hereof pursuant to Section 2.2(h)(i)) and (ii) 6,000,000 SPAC Warrants issued to Sponsor in a private placement concurrently with the IPO. The SPAC Warrants are not exercisable until the later of (x) thirty (30) days after the closing of a Business Combination and (y) one (1) year from the closing of the IPO. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued by SPAC in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound. Except for the SPAC Charter, the Forward Purchase Agreements, this Agreement or the issuance of up to 1,000,000 SPAC Class A Ordinary Shares in connection with the exercise of SPAC Warrants issued upon conversion of any Working Capital Loan in an aggregate amount not exceeding $1,500,000, there are no outstanding Contracts of SPAC to issue, repurchase, redeem or otherwise acquire any SPAC Shares.

(d)            Except as set forth in this Section 4.2 or Section 4.2 of the SPAC Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of the SPAC or the value of which is determined by reference to shares or other Equity Securities of the SPAC, and there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC.

Section 4.3            Corporate Structure; Subsidiaries. SPAC has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.4            Authorization.

(a)            Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute, and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and at or prior to the Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:

(i)            The approval and authorization of the Mergers and the Plans of Merger shall require approval by a special resolution passed by the affirmative vote of SPAC Shareholders holding at least two-thirds of the outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Law; and

(ii)           The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case shall require approval by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Law.

(c)            The SPAC Shareholders’ Approval are the only votes and approvals of holders of SPAC Shares necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the transactions contemplated hereby, including the Closing.

(d)            On or prior to the date of this Agreement, the SPAC Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions), (iii) making the SPAC Board Recommendation, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 4.5            Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) as otherwise set forth in Section 4.5 of the SPAC Disclosure Letter, (b) for the SPAC Shareholders’ Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands and the publication of notification of the Mergers in the Cayman Islands Government Gazette in accordance with the Cayman Act, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (d) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby and thereby will not (assuming the representations and warranties in Article III are true and correct, except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence) (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) the SPAC Charter, (C) any applicable Law, (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of SPAC other than any restrictions under federal or state securities laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not have a SPAC Material Adverse Effect.

Section 4.6            Tax Matters.

(a)            All income and other material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any valid extensions properly obtained) and such Tax Returns are true, correct, and complete in all material respects. All income and other material Taxes due and payable by SPAC have been or will be paid in a timely fashion. SPAC has withheld and paid over to the appropriate Governmental Authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor, or other Person.

(b)            No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by any Governmental Authority. No written notice of any action, audit, assessment, or other proceeding, in each case that is currently pending, with respect to any Tax Returns or any Taxes of SPAC has been received from any Governmental Authority. No dispute or assessment relating to such Tax Returns or such Taxes with any Governmental Authority is currently outstanding. SPAC has not consented to any extension or waiver of the time within which any Tax may be assessed or collected by a Governmental Authority, which extension or waiver remains in force.

(c)           SPAC does not have any material liability for unpaid Taxes which has not been accrued or reserved on its most recent financial statements, whether asserted or unasserted, contingent, or otherwise, and SPAC has not incurred any material liability of Taxes outside the Ordinary Course since the date of such financial statements.

(d)           SPAC is a not a Tax resident of any jurisdiction other than its jurisdiction of incorporation. No written claim that is currently outstanding has been made by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction.

(e)            There are no liens for Taxes (other than Permitted Encumbrances) upon the assets of SPAC.

(f)            SPAC has not been a member of an affiliated, consolidated, or similar Tax group and otherwise does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation, or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(g)           SPAC has complied in all material respects with all applicable transfer pricing requirement Laws.

(h)           SPAC is in compliance in all material respects with all terms and conditions of any Tax incentives, exemption, holiday, or other Tax reduction agreement or order of a Governmental Authority applicable to SPAC, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday, or other Tax reduction agreement or order.

(i)            SPAC is registered for value added and similar Taxes in each jurisdiction it is required to be so registered. SPAC has complied in all material respects with all applicable value added and similar Tax Laws.

Section 4.7            Financial Statements.

(a)            The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X).

(b)           SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           SPAC has no Liability, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any Liability, other than (i) Liabilities incurred after the SPAC Accounts Date in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial, (ii) Liabilities reflected, or reserved against, in the SPAC Financial Statements or (iii) as set forth in Section 4.7(c) of the SPAC Disclosure Letter.

(d)            Since the SPAC Accounts Date, none of SPAC’s directors has been made aware of (i) any fraud that involves SPAC’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (ii) any allegation, assertion or claim that SPAC has engaged in any material questionable accounting or auditing practices which violate applicable Law. Since the SPAC Accounts Date, no attorney representing SPAC, whether or not employed by SPAC, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by SPAC to the SPAC Board or any committee thereof or to any director or officer of SPAC.

Section 4.8            Absence of Changes. Since the SPAC Accounts Date, (i) to the date of this Agreement SPAC has operated its business in the Ordinary Course, and (ii) there has not been any SPAC Material Adverse Effect.

Section 4.9            Actions. (a) There is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting SPAC, or any of its directors or officers (in their capacity as such) and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its directors or officers (in their capacity as such) or assets or properties, except in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of SPAC to enter into and perform its obligations contemplated hereby, or (ii) be or reasonably be expected to be material to SPAC. No order has been made, petition presented and received by SPAC, resolution passed or meeting convened for the purpose of considering a resolution for the dissolution and liquidation of SPAC or the establishment of a liquidation group, no administrator has been appointed for SPAC nor to the Knowledge of SPAC steps taken to appoint an administrator, and to the Knowledge of SPAC there are no Actions under any applicable insolvency, bankruptcy or reorganization Laws concerning SPAC.

Section 4.10         Brokers. Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Section 4.11         Proxy/Registration Statement. The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Company, its Subsidiaries (including the Merger Subs) or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.12          SEC Filings. Except for its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Except as otherwise disclosed in its Current Report on Form 8-K filed with the SEC on November 22, 2021, each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.13          Trust Account. As of the date of this Agreement, SPAC has at least $200,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of June 8, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee”, and such Investment Management Trust Agreement, the “Trust Agreement”). Except for the BofA Waiver Letter, there are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the First Merger Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the First Merger Effective Time) pursuant to the SPAC Charter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payment to SPAC Shareholders who have validly exercised their redemption rights pursuant to the SPAC Charter. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. As of the date of this Agreement, following the Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised his, her or its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by each of the Company and the Merger Subs with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Surviving Company (as the surviving entity in the Second Merger) on the Closing Date.

Section 4.14          Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 4.15          Business Activities.

(a)            Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b)            Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)            Except for the Contracts disclosed in Section 4.15(d) of the SPAC Disclosure Letter, this Agreement and the other Transaction Documents to which it is party and the transactions contemplated hereby and thereby (including with respect to SPAC Transaction Expenses and Working Capital Loan), SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $100,000 in the aggregate.

(d)            Section 4.15(d) of the SPAC Disclosure Letter contains a true and correct list of all Material Contracts of SPAC as of the date of this Agreement (including each Contract that would require payments by SPAC after the date hereof in excess of $100,000 in the aggregate) and as of the date of this Agreement SPAC is not a party to or bound by any Material Contract that is not listed in Section 4.15(d) of the SPAC Disclosure Letter. Except as disclosed in Section 4.15(d) of the SPAC Disclosure Letter, true and complete copies of each Material Contract of SPAC, including all material amendments, modification, supplements, exhibits and schedules and addenda thereto, have been Made Available to the Company.

Section 4.16          Nasdaq Quotation. SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SMIH”, “SMIHW” and “SMIHU”, respectively. SPAC is in compliance with the rules of Nasdaq and the rules and regulations of the SEC related to such listing and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units or terminate the listing thereof on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Ordinary Shares or the SPAC Warrants from the Nasdaq or the SEC.

Section 4.17          Forward Purchase Subscriptions.

(a)            SPAC has delivered to the Company true, correct and complete copies of each of the Forward Purchase Agreements, pursuant to which the Forward Purchase Investors have committed to provide equity financing to SPAC solely for purposes of consummating the Forward Purchase Subscriptions in the aggregate amount of $30,000,000 (the “Forward Purchase Investment Amount”). With respect to each Forward Purchase Investor, the Forward Purchase Agreement with such Forward Purchase Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect, and no withdrawal or termination, or amendment or modification in any material respect is contemplated by SPAC. Each Forward Purchase Agreement is a legal, valid and binding obligation of SPAC and each Forward Purchase Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Forward Purchase Agreement violates any Laws. The Forward Purchase Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Documents) to the obligations of the Forward Purchase Investors to fund the applicable portion of the Forward Purchase Investment Amount set forth in the Forward Purchase Agreements on the terms therein.

(b)            There are no other agreements, side letters, or arrangements between SPAC and any Forward Purchase Investor relating to any Forward Purchase Agreement that could affect in any material respect the obligation of such Forward Purchase Investor to fund the applicable portion of the Forward Purchase Investment Amount set forth in the Forward Purchase Agreement of such Forward Purchase Investor and, as of the date of this Agreement, SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Forward Purchase Agreement not being satisfied, or the Forward Purchase Investment Amount not being made available to the Company on the Closing Date consistent with the terms and conditions hereof including Section 9.3(c). To the Knowledge of SPAC, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach under any material term or condition of any Forward Purchase Agreement and, as of the date of this Agreement, the SPAC does not have a reason to believe that any Forward Purchase Investor will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Forward Purchase Agreement. No fees, consideration or other discounts are payable or have been agreed by SPAC or any of its Affiliates to or with any Forward Purchase Investor in respect of its investment or, except as set forth in the Forward Purchase Agreements.

Section 4.18          SPAC Related Parties. Except as disclosed in the SPAC SEC Filings, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.19          No Outside Reliance. Notwithstanding anything contained in this Agreement, each of SPAC and its equityholders, partners, members and Representatives, including Sponsor and any of its Affiliates, has made its own investigation of the Company and its Subsidiaries. The SPAC acknowledges and agrees that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives) or reviewed by SPAC pursuant to the NDA or otherwise) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or Representatives or Forward Purchase Investors are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries or Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

Article V

REPRESENTATIONS AND WARRANTIES OF THE MERGER SUBS

Each of the Merger Subs hereby jointly and severally represents and warrants to SPAC and the Company as of the date of this Agreement as follows:

Section 5.1            Organization, Good Standing, Corporate Power and Qualification. Each Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.

Section 5.2            Capitalization and Voting Rights.

(a)            Capitalization. As of the date of this Agreement, the authorized share capital of Merger Sub I consists of $45,500 divided into 455,000,000 shares of $0.0001 par value each, of which one share (the “Merger Sub I Share”) is issued and outstanding, and the authorized share capital of Merger Sub II consists of $45,500 divided into 455,000,000 shares of $0.0001 par value each, of which one share (the “Merger Sub II Share”) is issued and outstanding (the Merger Sub 1 Share, and the Merger Sub 2 Share, together, the “Merger Sub Shares”). The Merger Sub Shares, and any shares of each Merger Sub that will be allotted and issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly allotted and issued and credited as fully paid, (ii) were, or will be, issued, in compliance with applicable Law and the Organizational Documents of each Merger Sub, and (iii) were not, and will not be, issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each Merger Sub, or any other Contract, in any such case to which any Merger Sub is a party or otherwise bound.

(b)            No Other Securities. Except as set forth in Section 5.2(a) or as contemplated by this Agreement or the other Transaction Documents, there are no issued or outstanding shares of each Merger Sub and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of each Merger Sub exercisable or exchangeable for shares of the Merger Subs, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or of other Equity Securities of the Merger Subs, or for the repurchase or redemption by the Merger Subs of shares or other Equity Securities of the Merger Subs or the value of which is determined by reference to shares or other Equity Securities of the Merger Subs, and there are no voting trusts, proxies or agreements of any kind which may obligate the Merger Subs to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of the Merger Subs.

(c)            The Merger Subs do not own or control, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity.

Section 5.3            Corporate Structure; Subsidiaries. Neither Merger Sub is not obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.4            Authorization. Each Merger Sub has all requisite corporate power and authority to (i) enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. All corporate actions on the part of each Merger Sub necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which each Merger Sub is or will be a party and the performance of all its obligations thereunder (including any board or shareholders’ approval, as applicable) have been taken, subject to the filing of the Merger Filing Documents with the Registrar of Companies of the Cayman Islands. This Agreement and the other Transaction Document to which a Merger Sub is or will be a party is, or when executed by the other parties thereto, will constitute, valid and legally binding obligations of such Merger Sub enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.5            Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a material adverse effect on the ability of the Merger Subs to consummate the Transactions, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of each Merger Sub, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other each Transaction Documents to which a Merger Sub is or will be a party by such Merger Sub does not, and the consummation by such Merger Sub of the transactions contemplated hereby and thereby will not, assuming the representations and warranties in Article III and Article IV are true and correct, and except for the matters referred to in clauses (a) through (b) of the immediately preceding sentence, (a) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such Merger Sub) or cancellation under, (i) any Governmental Order, (ii) any provision of the Organizational Documents of such Merger Sub, (iii) any applicable Law, (iv) any Contract to which such Merger Sub is a party or by which its assets are bound, or (b) result in the creation of any Encumbrance upon any of the properties or assets of such Merger Sub other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of Merger Sub, except in the case of sub-clauses (i), (iii), and (iv) of clause (a) or clause (b) above, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Merger Sub to consummate the Transactions.

Section 5.6            Absence of Changes. Since the date of its incorporation, each Merger Sub has operated its business in the Ordinary Course.

Section 5.7            Actions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Merger Sub to consummate the Transactions, (a) there is no Action pending or threatened in writing against any Merger Sub; and (b) there is no judgment or award unsatisfied against any Merger Sub, nor is there any Governmental Order in effect and binding on any Merger Sub or its assets or properties.

Section 5.8            Brokers. Except as set forth in Section 3.17 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Merger Sub or any of its Affiliates.

Section 5.9            Proxy/Registration Statement. The information supplied or to be supplied by each Merger Sub or its Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives. All documents that a Merger Sub is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.10          Business Activities. Each Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Section 5.11          Tax Classification. Merger Sub II has elected to be disregarded as an entity separate from the Company for U.S. federal income tax purposes as of the effective date of its formation and has not subsequently changed such classification. For U.S. federal and applicable state and local income Tax purposes, Merger Sub I is, and has been since its formation, an association taxable as a corporation.

Section 5.12         No Outside Reliance. Notwithstanding anything contained in this Agreement, each Merger Sub and any of its equityholders, partners, members or Representatives has made its own investigation of the Company, its Subsidiaries and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room”) (whether or not accessed by such Merger Sub or its Representatives) or management presentations that have been or shall hereafter be provided to such Merger Sub or any of its Affiliates, agents or Representatives or Forward Purchase Investors are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries or the Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, such Merger Sub understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

Article VI

COVENANTS OF THE COMPANY AND CERTAIN OTHER PARTIES

Section 6.1            Conduct of Business. Except (i) as permitted by the Transaction Documents, (ii) as required by applicable Law (including for this purpose any COVID-19 Measures), (iii) as set forth on Section 6.1 of the Company Disclosure Letter or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except with respect to matters set forth in Section 6.1(3)(a) and Section 6.1(3)(c)), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company (1) shall use reasonable efforts to operate the business of the Company and its Subsidiaries in the Ordinary Course, and (2) shall use commercially reasonable efforts to preserve the Group’s business and operational relationships in all material respects with the suppliers, customers and others having business relationships with the Group that are material to the Group taken as a whole, in each case where commercially reasonable to do so, and (3) shall not, and shall cause its Subsidiaries not to, except as otherwise expressly required or permitted by this Agreement under this Section or other applicable Sections or the other Transaction Documents or required by Law, to:

(a)            (i) amend its memorandum and articles of association or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise), except in the case of any of the Company’s Subsidiaries only, for any such amendment which is not material to the business of the Company and its Subsidiaries, taken as a whole; or (ii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization (other than liquidation or dissolution of any dormant Subsidiary);

(b)            except in the Ordinary Course, incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount exceeding $1,000,000, except for borrowings or drawdowns under credit agreements to be entered into and disclosed in Section 6.1(3)(b) of the Company Disclosure Letter or as otherwise required in order to consummate the Transactions;

(c)            transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of the Equity Securities of the Company or any of its Subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company or any of its Subsidiaries to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries to a third party, other than (A) Company Ordinary Shares upon conversion of Company Preferred Shares in accordance with the Company Charter, (B) issuance of Equity Securities by a Subsidiary of the Company (x) to the Company or a wholly-owned Subsidiary of the Company or (y) on a pro rata basis to all shareholders of such Subsidiary; (C) any Equity Securities of a Subsidiary of the Company pursuant to a transaction permitted under Section 6.1(3)(d); and (D) any Equity Securities of the Company for the Permitted Equity Financing Proceeds;

(d)            sell, lease, sublease, license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than Intellectual Property), in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the Ordinary Course, (ii) (other than transactions involving the exclusive license of any material property or assets) transactions that do not exceed $1,000,000 individually and $2,000,000 in the aggregate, or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course;

(e)            sell, assign, transfer, lease, license or sublicense, abandon, permit to lapse or otherwise dispose of or impose any Encumbrance (other than Permitted Encumbrances) (except with respect to clause (f) in the definition of Permitted Encumbrances) upon any material Owned IP, in each case, except for non-exclusive licenses or non-material exclusive licenses under material Owned IP granted in the Ordinary Course;

(f)            disclose any trade secrets or material confidential information;

(g)            make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, except, in any such case and subject always to Section 6.1(3)(a), Section 6.1(3)(c) and Section 6.1(3)(i), with a value or purchase price in excess of $1,000,000 individually and $2,000,000 in the aggregate;

(h)            settle any Action by any Governmental Authority or any other third party material to the business of the Company and its Subsidiaries taken as a whole, in excess of $1,000,000 individually and $2,000,000 in the aggregate;

(i)            (i) split, combine, subdivide, reclassify, or amend any terms of its Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, except for the redemption of Equity Securities issued under the ESOP or as disclosed in Section 6.1(3)(i) of the Company Disclosure Letter, (iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital other than dividends or distributions by any Subsidiary of the Company on a pro rata basis to its shareholders, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities;

(j)            except in the Ordinary Course, authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any capital expenditures or obligations or liabilities in an amount not to exceed $2,000,000 in the aggregate;

(k)           (i) except in the Ordinary Course, accelerate or delay in any respect material to the Company and its Subsidiaries, taken as a whole (A) collection of any account receivable in advance of or beyond its due date, or (B) payment of any account payable in advance of or beyond its due date; or (ii) conduct its cash management customs and practices (including the collection of receivables, the payment of payables and any other movement of cash, cash equivalents or marketable securities) other than in the Ordinary Course;

(l)            except in the Ordinary Course or as disclosed in Section 6.1(3)(l) of the Company Disclosure Letter, (i) enter into any Material Contract, (ii) amend any such Material Contract or extend, transfer, terminate or waive any right or entitlement of material value under any Material Contract, in a manner that is adverse to the Company and its Subsidiaries, taken as a whole, other than in any immaterial respect;

(m)          voluntarily terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit except in the Ordinary Course or as would not be material to the business of the Company and its Subsidiaries, taken as a whole;

(n)            make any material change in its accounting principles or methods unless required by GAAP or applicable Laws;

(o)            except in the Ordinary Course, (i) make, change, or revoke any election in respect of material Taxes, (ii) adopt or change any material Tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with any Governmental Authority, (v) settle any income or other material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the Audited Financial Statements in accordance with GAAP);

(p)            (w) increase the compensation or benefits payable or provided, or to become payable or provided to, any Key Officer or any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries whose total annual compensation opportunity exceeds $200,000, except for bonuses, base salary increases or in connection with any promotions in the Ordinary Course not exceeding $200,000 on an individual basis, (x) except in the Ordinary Course, grant or announce any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any Key Officer or any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries, (y) accelerate the time of payment, vesting or funding of any compensation or increase in the benefits or compensation provided under any Benefit Plan or otherwise due to any Key Officer or any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries, or (z) hire, engage, terminate (other than for “cause”), furlough or temporary layoff any employee of the Company or any of its Subsidiaries whose total annual compensation exceeds $500,000;

(q)            except as required by any Benefit Plan as in effect on the date of this Agreement and set forth in Section 3.16(a) of the Company Disclosure Letter, or as otherwise required by Law, amend, modify, or terminate any Benefit Plan or adopt or establish a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement);

(r)            waive or release any non-competition or non-solicitation obligation of any current or former directors, officers or individual service providers (whose total annual compensation exceeds $200,000) of the Company or any of its Subsidiaries; or

(s)            enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (r)).

For the avoidance of doubt, if any action taken or refrained from being taken by the Company or a Subsidiary is covered by a subsection of this Section 6.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 6.1.

Section 6.2            Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date of this Agreement until the Second Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following reasonable notice from SPAC in accordance with this Section 6.2, reasonable access during normal business hours to the officers, directors, employees, agents, Representatives, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested; provided, however, that in each case, the Company and its Subsidiaries shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities. All information and materials provided pursuant to this Agreement will be subject to the provisions of the NDA.

Section 6.3            Acquisition Proposals and Alternative Transactions. During the Interim Period, the Company shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any Equity Securities of the Company, any of its Subsidiaries, or a newly-formed holding company of the Company or such Subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 6.4            D&O Indemnification and Insurance.

(a)            From and after the Closing, the Surviving Company and the Company shall jointly and severally indemnify and hold harmless each present and former director and officer of the Company and SPAC (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company or SPAC, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, to the fullest extent permitted under applicable Law and as set forth under the Organizational Documents or indemnification agreements of the Company or SPAC, respectively, in each case, in effect on the date of this Agreement, provided that the Company shall not be liable to any D&O Indemnified Party for any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred as a result of actual fraud or willful default by such D&O Indemnified Party if a court of competent jurisdiction shall have made a final judgment to that effect. Without limiting the foregoing, the Surviving Company and the Company shall (i) maintain for a period of not less than six years from the Closing, provisions in its certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s or SPAC’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents of the Company or SPAC, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would materially and adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)            For a period of six years from the Closing, each of the Company and the Surviving Company shall maintain in effect directors’ and officers’ liability insurance (each a “D&O Insurance”) covering directors and officers of the Company and those Persons who are currently covered by the SPAC’s directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage and with insurance carriers with the same or better credit rating, except that in no event shall the Company or the Surviving Company be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company or SPAC, respectively, for such insurance policy for the year ended March 31, 2022 (in the case of the Company) or December 31, 2021 (in the case of SPAC), as the case may be (“Maximum Annual Premium”); provided, however, that (i) each of the Company and the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (each a “D&O Tail”) with respect to claims existing or wrongful acts occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Surviving Company and the Company, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.4 shall be continued in respect of such claim until the final disposition thereof. If the Company or Surviving Company is unable to obtain the policies for an amount less than or equal to the Maximum Annual Premium, the Company or Surviving Company will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium. The costs of any D&O Insurance for the period after the Closing Date, and the cost of any D&O Tail to the extent in effect following the Closing Date, shall be borne by the Company and shall not be a SPAC Transaction Expense.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Company and the Company and all of their respective successors and assigns. In the event that the Surviving Company, the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company or the Company, respectively, shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Company or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

(d)            The provisions of Section 6.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Company and the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5            Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and each Merger Sub shall promptly (and in any event prior to the Closing) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the Closing) notify the Company and each Merger Sub in writing, upon any of the Group Companies, the Merger Subs or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 6.5 shall not give rise to any liability of the Company or SPAC or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

Section 6.6            Financials.

(a)            If the Closing has not occurred prior to December 31, 2022, as soon as reasonably practicable following December 31, 2022, the Company shall deliver to SPAC and the Company, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2022, and the related unaudited consolidated statements of income and profit and loss, and cash flows for the six-month period then ended, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (the “Interim Financial Statements”). Upon delivery of the Interim Financial Statements, the representations and warranties set forth in Section 3.9 shall be deemed to apply to the Interim Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 3.9 as of the date of this Agreement.

(b)            The Company and SPAC shall each use its reasonable efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries or SPAC, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or the Company with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 6.7            No Trading. The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 6.8            Nasdaq Listing. The Company will use its commercially reasonable efforts to: (i) submit an initial listing application to the Nasdaq in connection with the Transactions to be approved; (ii) satisfy all applicable initial listing standards and requirements of the Nasdaq and obtain Nasdaq’s approval of its initial listing application; and (iii) cause the Registrable Securities to be approved for listing on the Nasdaq and accepted for clearance by DTC (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the First Merger Effective Time.

Section 6.9            Company Incentive Plan. Prior to the Closing Date, the Company shall have approved and adopted a share incentive plan in substantially the form attached hereto as Exhibit F (the “Amended Company Incentive Plan”) to amend and restate the ESOP in its entirety such that the maximum number of Company Ordinary Shares that may be issued thereunder after the Closing reflects the Company Capital Restructuring.

Section 6.10          Post-Closing Directors and Officers of the Company. Subject to the terms of the Amended Company Charter, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)            the board of directors of the Company (i) shall have been reconstituted to consist of no less than seven (7) directors, of which (A) the majority shall be such Persons as the Company may designate sufficiently in advance to allow for inclusion of such Persons in the Proxy/Registration Statement and (B) the Sponsor may designate no more than two Persons pursuant to a written notice to be delivered to the Company sufficiently in advance to allow for inclusion of such Persons in the Proxy/Registration Statement and (ii) shall have reconstituted its applicable committees to consist of the directors designated by the Company prior to the Closing Date; provided, however, that the directors designated by the Company in accordance with clause (ii) of this sentence shall satisfy the independence requirements and other qualifications for the applicable committees as required by applicable Laws or under the Nasdaq listing rules;

(b)            the Chairperson of the board of directors of the Company shall initially be Mr. Yi Zhang; and

(c)            the officers of the Company holding such positions as set forth on Error! Reference source not found. shall be the officers of the Company, each such officer to hold office in accordance with the Amended Company Charter until they are removed or resign in accordance with the Amended Company Charter or until their respective successors are duly elected or appointed and qualified.

Section 6.11          Public Filings. From the date of this Agreement through the Closing, the Company will use reasonable best efforts to accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.12          Change of Name. From the date of this Agreement through the Closing, the Company will use reasonable best efforts to change its name from YishengBio Co., Ltd. to YS Biopharma Co., Ltd., effective prior to the First Merger Effective Time.

Article VII

COVENANTS OF SPAC AND THE MERGER SUBS

Section 7.1            Nasdaq Listing. From the date of this Agreement through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq and to continue the listing of the SPAC Class A Ordinary Shares, the SPAC Warrants and the SPAC Units on the Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the First Merger Effective Time.

Section 7.2            Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law (including for this purpose any COVID-19 Measures), or (iii) as consented to by the Company in writing (which consent with respect to the matters set forth in sub-clauses (e) and (g) below shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, each of SPAC and the Merger Subs (1) shall operate its business in the Ordinary Course and (2) shall not:

(a)            (i) with respect to SPAC only, seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter or other Organizational Documents, except as contemplated by the Transaction Proposals or (ii) change, modify or amend the Trust Agreement or its Organizational Documents (including but not limited to entering into any settlement, conciliation or similar Contract that would require any payment from the Trust Account), except as expressly contemplated by the Transaction Proposals;

(b)            (i) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, (ii) split, combine, subdivide, reclassify or amend any terms of its Equity Securities or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter;

(c)            merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

(d)            except in the Ordinary Course, (i) make, change, or revoke any election in respect of material Taxes, (ii) adopt or change any material Tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with any Governmental Authority, (v) settle any income or other material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with GAAP);

(e)           (i) enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the Ordinary Course, (ii) extend, transfer, terminate or waive any right or entitlement of material value under any material Contract, in a manner that is materially adverse to the SPAC, (iii) enter into any settlement, conciliation or similar Contract that would impose non-monetary obligations of SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing); provided, however, that notwithstanding anything to the contrary contained in this Agreement, even if done in the Ordinary Course, SPAC shall not enter into, renew or amend in any respect, any transaction or Contract involving an Affiliate or Related Party of SPAC, Sponsor or any Affiliate of Sponsor, except as expressly provided in the Transaction Documents or relating to any Working Capital Loan;

(f)            incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants, rights or conversion or other rights to acquire debt securities, or other material Liability, or make any capital expenditures, in any case in a principal amount or amount, as applicable, exceeding $750,000 individually or in the aggregate, other than Indebtedness or other Liabilities expressly set out in Section 4.15(d) of the SPAC Disclosure Letter.

(g)            make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(h)            (i) issue any Equity Securities, other than the issuance of Equity Securities of SPAC pursuant to the Forward Purchase Agreements or this Agreement, or the issuance of SPAC Class A Ordinary Shares upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter or (ii) grant any options, warrants, rights of conversion or other equity-based awards;

(i)            settle or agree to settle any Action before any Governmental Authority or any other third party or that imposes injunctive or other non-monetary relief on SPAC or any Merger Sub;

(j)            form any Subsidiary;

(k)            liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SPAC; or

(l)            enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 7.2;

provided, however, that during the period from the First Merger Effective Time through the Second Merger Effective Time, the Surviving Entity and Merger Sub II shall not take any action except as required or contemplated by this Agreement or the other Transaction Documents.

Section 7.3            Acquisition Proposals and Alternative Transactions. During the Interim Period, SPAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 7.4            Public Filings of SPAC. From the date of this Agreement through the Closing, each of SPAC and the Company will use reasonable best efforts to keep current and accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which has been approved by the Company.

Section 7.5            Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date of this Agreement until the Second Merger Effective Time, SPAC shall, and shall cause each of its officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford the Company and its officers, directors, employees and Representatives, following reasonable notice from the Company in accordance with this Section 6.2, reasonable access during normal business hours to its officers, directors, employees, agents, Representatives, properties, offices and other facilities, books and records, and all other financial, operating and other data and information as shall be reasonably requested; provided, however, that in each case, SPAC shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of SPAC, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) result in the disclosure of any sensitive or personal information that would expose SPAC to the risk of Liabilities. All information and materials provided pursuant to this Agreement will be subject to the provisions of the NDA.

Article VIII

JOINT COVENANTS

Section 8.1            Regulatory Approvals; Other Filings.

(a)            Each of the Company, SPAC and the Merger Subs shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Merger Subs shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b)            With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Merger Subs shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC and the Merger Subs shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of SPAC, the Company or the Merger Subs shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the Company; provided, further, that none of the Company and the Merger Subs shall enter into any agreement with any Governmental Authority with respect to the Transactions which (i) as a result of its terms materially delays the consummation of, or prohibits, the Transactions or (ii) adds any condition to the consummation of the Transactions, in any such case, unless otherwise required by applicable Law or without the prior written consent of SPAC. To the extent not prohibited by Law, the Company and the Merger Subs agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Merger Subs agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

Section 8.2            Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals.

(a)            Proxy/Registration Statement.

(i)            As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Merger Subs and the Company shall prepare, and the Company shall file with the SEC, the Registration Statement (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (x) the SPAC Shareholders’ Meeting to approve and adopt the Transaction Proposals and (y) the registration under the Securities Act of the Registrable Securities. SPAC, the Merger Subs and the Company each shall use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and the Company shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Company Ordinary Shares and Company Warrants pursuant to this Agreement. Each of the Company, SPAC and the Merger Subs also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information, respectively, concerning SPAC and the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall, and shall use commercially reasonable efforts to, within ten (10) Business Days of such finalization and effectiveness, mail the Proxy/Registration Statement to the SPAC Shareholders. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall require counsel to SPAC, counsel to the Company, or any Tax advisors of SPAC or the Company to provide any Tax opinion in connection with the Proxy/Registration Statement that the Mergers qualify for nonrecognition treatment, in whole or in part, under the Code or any state, local, or non-U.S. Law. Each of SPAC, the Merger Subs and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, the Merger Subs, the Company or their respective Affiliates to any Governmental Authority (including Nasdaq) in connection with the Transactions. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(ii)           Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC and the Company. The Company will advise SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Company Ordinary Shares and Company Warrants to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company and SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iii)            If, at any time prior to the First Merger Effective Time, any event or circumstance relating to SPAC or its officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, SPAC shall promptly inform the Company. If, at any time prior to the First Merger Effective Time, any event or circumstance relating to the Company, any of its Subsidiaries (including the Merger Subs) or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Company shall promptly inform SPAC. Thereafter, SPAC, the Merger Subs and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information, and SPAC and the Company shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b)            SPAC Shareholders’ Approval.

(i)            Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty (30) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Transaction Proposals), providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the SPAC Charter. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC shall adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or the Company reasonably determines (following consultation with the Company, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if a number of SPAC Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 9.3(c) will not be satisfied at the Closing; or (5) to comply with applicable Law; provided, further, however, that without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC shall not adjourn or postpone on more than two (2) occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of thirty (30) consecutive days.

(ii)           The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.

Section 8.3            Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII (a) the Company shall, and shall cause its Subsidiaries (including the Merger Subs) to, and (b) SPAC shall, (i) use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or SPAC, as applicable, are required to obtain in order to consummate the Transactions (including the consents and approvals set forth in Section 8.3 of the Company Disclosure Letter), and (ii) use commercially reasonable efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of SPAC, the use of commercially reasonable efforts to enforce its rights under the Forward Purchase Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article VIII, shall require the Company, any of its Subsidiaries or SPAC or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of any of the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company, any of its Subsidiaries or SPAC or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 8.4            Tax Matters.

(a)            Each of SPAC, Merger Sub I, Merger Sub II, and the Group Companies shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of relevant Tax Returns and the defense of relevant Tax audits or other similar proceedings. Such cooperation shall include retaining and (upon reasonable request) providing (with the right to make copies) records and information reasonably relevant to any such Tax Returns or Tax audits or other similar proceedings, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and, to the extent applicable, (i) making available to holders of SPAC Securities factual information reasonably necessary and in such person’s possession or reasonably available to it to determine whether the Mergers may qualify for nonrecognition treatment, in whole or in part, under any provision of the Code (it being understood that (A) such holders shall rely on their own Tax advisors, and shall not rely on SPAC, the Merger Subs, the Group Companies, or any of their respective Affiliates or advisors, to make such determination and (B) no information so made available shall be construed as any representation by SPAC, the Merger Subs, the Group Companies, or any of their respective Affiliates or advisors with respect to the Tax treatment of the Transactions) and (ii) making available to SPAC Shareholders information reasonably necessary to compute the taxable income of SPAC Shareholders (or their direct or indirect owners) arising as a result of SPAC’s status as a PFIC or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period (or portion thereof) beginning on or before the Closing Date, including timely providing a PFIC Annual Information Statement (as described in Treasury Regulations Section 1.1295-1(g)) to enable SPAC Shareholders to make and maintain a “Qualified Electing Fund” election under Section 1295 of the Code and the Treasury Regulations promulgated thereunder and information to enable SPAC Shareholders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code.

(b)            The Company shall, following the close of the taxable year in which the Closing occurs and the following taxable year, determine whether it is a PFIC. If the Company determines after the Closing that it is a PFIC for the taxable year in which the Closing occurs and the following taxable year, the Company shall also determine if any of its Subsidiaries is a PFIC and the Company shall provide sufficient information to its stockholders to enable them to make and maintain a timely and valid “Qualified Electing Fund” election under Section 1295 of the Code and the Treasury Regulations promulgated thereunder for the Company and any Subsidiary of the Company that is a PFIC.

(c)            Upon the written request of a Company Shareholder or a SPAC Shareholder (or any direct or indirect owner thereof) that is a U.S. person for U.S. federal income Tax purposes and owns five percent (5%) or more of the Company immediately after the Closing (directly or constructively, as determined under applicable Treasury Regulations), the Company shall use reasonable best efforts to (i) furnish to such Person such information as such Person reasonably requests in connection with such Person’s preparation of any “gain recognition agreement” in accordance with Treasury Regulations Section 1.367(a)-8 and (ii) provide such Person with the information reasonably requested by such Person for purposes of determining whether there has been any “triggering event” (or potential “triggering event”) as defined in Treasury Regulations Section 1.367(a)-8(j) under the terms of such agreement and, as applicable, information reasonably requested by such Person in connection with such triggering event to make a substitute gain recognition agreement.

(d)            If, due to a change in United States Tax Law following the date of this Agreement, Merger Sub II is not able to obtain the United States entity classification described in Section 5.11 (i.e., as a “disregarded entity”), the parties hereto shall use commercially reasonable efforts to consummate the acquisition of SPAC by the Company in a manner that is as equivalent as practicable, for United States Tax purposes, to the transactions described herein; provided that any action to be taken pursuant to this Section 8.4(d) shall not cause any material delay to, or result in any material adverse effect on, the Closing.

(e)            All Transfer Taxes will be borne by the party responsible therefor under applicable Law.

Section 8.5            Shareholder Litigation. The Company shall promptly advise SPAC, and SPAC, shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company shall give SPAC a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC, any of its Subsidiaries or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6            Forward Purchase Subscriptions. Unless otherwise consented in writing by each of the Company and SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), SPAC shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the Forward Purchase Agreements. The SPAC shall procure that the Forward Purchase Investors perform their respective obligations under their respective Forward Purchase Agreements and complete the consummation of their respective Forward Purchase Subscriptions in full immediately prior to the First Merger Effective Time. Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Forward Purchase Agreements on the terms and conditions described therein, including maintaining in effect the Forward Purchase Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to it in the Forward Purchase Agreements and otherwise comply with its obligations thereunder, (b) without limiting the rights of any party to enforce certain of such Forward Purchase Agreements in the event that all conditions in the Forward Purchase Agreements (other than conditions that the Company, SPAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the Forward Purchase Agreements) have been satisfied, consummate the transactions contemplated by the Forward Purchase Agreements at or prior to the Closing; (c) confer with each other regarding timing of the expected closings under the Forward Purchase Agreements; and (d) deliver notices to the applicable counterparties to the Forward Purchase Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Forward Purchase Agreements. Without limiting the generality of the foregoing, SPAC shall give the Company prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Forward Purchase Agreement known to; (B) of the receipt of any notice or other communication from any party to any Forward Purchase Agreement by SPAC with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Forward Purchase Agreement or any provisions of any Forward Purchase Agreement; and (C) if SPAC does not expect to receive, all or any portion of the Forward Purchase Investment Amount on the terms, in the manner or from the Forward Purchase Investors as contemplated by the Forward Purchase Agreements. SPAC shall take all actions required under the Forward Purchase Agreements with respect to the timely book-entry or issuance and delivery of any physical certificates evidencing the SPAC Ordinary Shares and the SPAC Warrants as and when required under any such Forward Purchase Agreements.

Section 8.7            Use of Remaining Trust Fund Proceeds. Subject to the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), of the Remaining Trust Fund Proceeds, an amount equal to the lesser of (a) 50% of all amounts in the Trust Account immediately prior to the Closing, without taking into account of the SPAC Shareholder Redemption Amount, and (b) all amounts in the Trust Account immediately prior to the Closing, taking into account the SPAC Shareholder Redemption Amount, shall remain with the Company and be (i) used in the operations of the Company or the members of the Company’s “qualified group” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) and/or (ii) loaned to the Group Companies to be used in the business operations of the Group Companies, in each case, such amounts to be used in a manner that would not impair the ability of the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368 of the Code. Notwithstanding the foregoing, none of SPAC or the Group Companies make any representation regarding whether the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368 of the Code.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1            Conditions to Obligations of SPAC, the Merger Subs and the Company. The obligations of SPAC, the Merger Subs and the Company to consummate, or cause to be consummated, the Transactions to occur at the Closing are each subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:

(a)            The SPAC Shareholders’ Approval shall have been obtained, and shall have not been withdrawn, revoked or varied or become invalid;

(b)            The Company Shareholders’ Approval shall have been obtained, and shall have not been withdrawn or become invalid;

(c)            The Company Lender’s Approval shall have been obtained, and shall have not been withdrawn or become invalid;

(d)            Each of the Transaction Documents, as amended, and the BofA Waiver Letter shall remain enforceable in accordance with its terms and shall have not been withdrawn or become invalid;

(e)            The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(f)            (i) The Company’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, the Company shall satisfy any applicable initial and continuing listing requirements of Nasdaq, including the applicable public float requirements under Nasdaq listing rules and the Company shall not have received any notice of non-compliance therewith, and (ii) the Company Ordinary Shares and Company Warrants to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(g)            After deducting the SPAC Shareholder Redemption Amount, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(h)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

Section 9.2            Conditions to Obligations of SPAC at Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by SPAC:

(a)            The representations and warranties contained in Section 3.3 (Capitalization of the Company), Section 3.4 (Capitalization of Subsidiaries), Section 3.5 (Authorization), Section 3.10(b) (Absence of Changes), Section 5.2 (Capitalization and Voting Rights) and Section 5.4 (Authorization) shall be true and correct in all respects as of the Closing Date as if made at the Closing Date. Each of the other representations and warranties of the Company and the Merger Subs contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)            Each of the obligations and covenants of the Company and the Merger Subs as set forth in this Agreement and to be performed as of or prior to the Closing Date shall have been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects;

(c)            The Company Capital Restructuring shall have been completed; and

(d)            There shall have not been a Company Material Adverse Effect following the date of this Agreement that is continuing and uncured.

Section 9.3            Conditions to Obligations of the Company and the Merger Subs at Closing. The obligations of the Company and the Merger Subs to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by the Company:

(a)            The representations and warranties contained in Section 4.3 (Corporate Structure; Subsidiaries), Section 4.4 (Authorization) and Section 4.8(ii) (Absence of Changes) shall be true and correct in all respects as of the Closing Date as if made at the Closing Date. Each of the other representations and warranties of SPAC contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b)            Each of the obligations and covenants of SPAC as set forth in this Agreement and to be performed as of or prior to the Closing Date shall have been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects;

(c)            The Available Closing Cash Amount is not less than $30,000,000; and

(d)            There shall have not been a SPAC Material Adverse Effect following the date of this Agreement that is continuing and uncured.

Section 9.4            Frustration of Conditions. None of SPAC, the Merger Subs or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 8.3.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the First Merger Effective Time:

(a)            by mutual written consent of the Company and SPAC;

(b)            by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of permanently making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)            by written notice from the Company to SPAC if the SPAC Board or any committee thereof has withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation;

(d)            by written notice from the Company to SPAC if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;

(e)            by written notice from SPAC to the Company if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement, which termination right shall not be exercisable by SPAC if SPAC has materially breached any of its obligations under Article VIII;

(f)            by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or a Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or such Merger Sub then, for a period of up to 30 days after receipt by the Company of written notice from SPAC of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within such 30-day period, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(g)            by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to 30 days after receipt by SPAC of written notice from the Company of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within such 30-day period, provided that Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(g) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(h)            by written notice from SPAC to the Company if any Company Shareholder rescinds, revokes, withholds, withdraws, qualifies, amends or modifies the Company Shareholders’ Approval, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(h) if such rescission, revocation, withholding, withdrawal, qualification, amendment or modification of the Company Shareholders’ Approval results from a material amendment to the Transaction Documents;

(i)            by written notice from SPAC to the Company if any director or shareholder of Merger Sub I or Merger Sub II rescinds, revokes, withholds, withdraws, qualifies, amends or modifies the Merger Sub I Written Resolutions or Merger Sub II Written Resolutions, as applicable, prior to the First Merger Effective Time or the Second Merger Effective Time, as applicable;

(j)            by written notice from SPAC or the Company to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the 270th day after the date hereof (and if such 270th day shall not be a Business Day, then the next following Business Day); provided that the right to terminate this Agreement pursuant to this Section 10.1(j) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the transactions to be consummated by such time; or

(k)           by written notice from the Company to SPAC if the condition set forth in Section 9.3(c) becomes incapable of being satisfied at the Closing without any amendments, modifications or supplements to, or waivers under, this Agreement.

Section 10.2         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, SPAC or the Merger Subs, as the case may be, for actual fraud or for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, the last sentence of Section 8.2(a)(i), Article XI and the NDA shall survive any termination of this Agreement. In the event that the First Merger does not occur on the same day as the Company Capital Restructuring or a later date as otherwise agreed in writing by the Majority Preferred Holders (as defined in the Company Charter), the Company shall, as soon as practicable and in no event later than 10:00 a.m. on the immediately following Business Day or a later date as otherwise agreed in writing by the Majority Preferred Holders (as defined in the Company Charter), take all such actions as are necessary, proper, required or advisable under the Company Charter and applicable Laws to reverse and unwind the Company Capital Restructuring as if it had never occurred.

Article XI

MISCELLANEOUS

Section 11.1          Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, each of the Company and the Merger Subs acknowledges that it has read the publicly filed final prospectus of SPAC, filed with the SEC on June 10, 2021 (File No. 333-255722), including the Trust Agreement, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company and the Merger Subs further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates) and the Merger Subs hereby waive any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account or SPAC, to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any knowing and intentional breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2          Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3         Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)            If to SPAC, to:

Summit Healthcare Acquisition Corp.

Unit 1101, 11th Floor

1 Lyndhurst Tower

1 Lyndhurst Terrace, Central

Hong Kong

Attention: Bo Tan, Chief Executive Officer, Ken Poon, President

Email: [***], [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

c/o 35th Floor, Two Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: Will Cai, Yiming Liu

E-mail: wcai@cooley.com, yimingliu@cooley.com

(b)          If to the Company or any Merger Sub, to:

YishengBio Co., Ltd.
Address: Building No.2, 38 Yongda Road, Daxing Biomedical Industry Park, Daxing District, Beijing, PRC
Attention: David Hui Shao

E-mail: [***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Unit 2901, 29F, Tower C, Beijing Yintai Centre, No. 2 Jianguomenwai Avenue, Chaoyang District, Beijing, PRC
Email: projecthudson@wsgr.com; douyang@wsgr.com
Attention: Project Hudson team; Dan Ouyang

Section 11.4          Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, the Merger Subs or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.4, (ii) the Non-Recourse Parties (and their respective successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.17, and (iii) the SPAC Director is an intended third party beneficiary of, and may enforce after the Closing, the rights of SPAC under this Section 11.5(c)(iii) and all other rights expressly described in this Agreement as being rights of SPAC.

Section 11.6          Expenses. Except as set forth in Section 8.2(a)(i), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, however, that (i) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and SPAC shall be responsible for paying the SPAC Transaction Expenses, and (ii) if the Closing shall occur, the Company shall pay or cause to be paid (A) Transfer Taxes and (B) in accordance with Section 2.3(b)(vii), the SPAC Transaction Expenses and the Company Transaction Expenses. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Transaction Document, the Company shall not be responsible for paying any amount of SPAC Transaction Expenses and SPAC’s operating expenses that exceeds the amounts as agreed between the Company and SPAC on the date hereof, and Sponsor shall be responsible for paying the expenses in excess of such mutually agreed amounts.

Section 11.7          Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the Company Board and the SPAC Board, the Mergers and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Mergers, shall in each case be governed by the laws of the Cayman Islands).

Section 11.8         Consent to Jurisdiction; Waiver of Trial by Jury. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF (I) THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN OR (II) THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE CONVENIENT OR APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.8.

Section 11.9         Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.10       Disclosure Letters. The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

Section 11.11       Entire Agreement. This Agreement (together with the Disclosure Letters), the NDA and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Letter of Intent between SPAC and the Company, dated as of July 1, 2022). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.

Section 11.12       Amendments. This Agreement may be amended or modified in whole or in part prior to the First Merger Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by the Company, SPAC and the Merger Subs; provided, however, that after the Company Shareholder Approval or the SPAC Shareholders’ Approval has been obtained, there shall be no amendment that by applicable Law, the Company Charter or the SPAC Charter or their respective currently effective shareholders agreements requires further approval by the shareholders of the Company or the shareholders of SPAC, respectively, without such approval having been obtained.

Section 11.13       Publicity.

(a)            All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall, prior to the Closing, be subject to the prior mutual approval of SPAC and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 11.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.13(a).

(b)            The restriction in Section 11.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.14       Confidentiality. The existence and terms of this Agreement are confidential and may not be disclosed by either party hereto, their respective Affiliates or any Representatives of any of the foregoing, and shall at all times be considered and treated as “Confidential Information” as such term is defined in the NDA. Notwithstanding anything to the contrary contained in the preceding sentence or in the NDA, each party shall be permitted to disclose Confidential Information, including the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, joint ventures, joint venture partners, shareholders, lenders, underwriters, financing sources and any Governmental Authority (including Nasdaq), and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.

Section 11.15       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 11.16       Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 11.17       Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party to this Agreement or any other Transaction Document), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any party hereto and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Merger Subs or SPAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.18       Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.19       Conflicts and Privilege.

(a)            The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Surviving Company) (collectively, the “SMH Group”), on the one hand, and (y) the Company, the Surviving Company or any member of the YSB Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) and Ogier, that represented SPAC or the Sponsor prior to the Closing may represent the Sponsor or any other member of the SMH Group, in such dispute even though the interests of such Persons may be directly adverse to the Company, the Surviving Company or the Surviving Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, the Surviving Company, the Surviving Company or the Sponsor. The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the SMH Group, on the one hand, and Cooley or Ogier, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the SMH Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and the Surviving Company.

(b)            The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Surviving Company) (collectively, the “YSB Group”), on the one hand, and (y) the Surviving Company or any member of the SMH Group, on the other hand, any legal counsel, including Wilson Sonsini Goodrich & Rosati (“WSGR”) and Maples and Calder (Hong Kong) LLP (“Maples”) that represented the Company prior to the Closing may represent any member of the YSB Group in such dispute even though the interests of such Persons may be directly adverse to the Company and the Surviving Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company and the Surviving Company. The Company, SPAC and the Merger Subs, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company or any member of the YSB Group, on the one hand, and WSGR or Maples, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the YSB Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC or Sponsor prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company or the Surviving Company.

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In Witness Whereof the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:

Summit Healthcare Acquisition Corp.

By:	/s/ Ken Poon
Name: Ken Poon
Title: President

MERGER SUB I:

Oceanview Bioscience Acquisition Co., Ltd.

By:	/s/ Zhang Yi
Name: Zhang Yi
Title: Director

MERGER SUB II:

Hudson Biomedical Group Co., Ltd.

By:	/s/ Zhang Yi
Name: Zhang Yi
Title: Director

COMPANY:

YishengBio Co., Ltd.

By:	/s/ Zhang Yi
Name: Zhang Yi
Title: Director

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Shareholder Support Agreement

Exhibit B

FORM OF WARRANT ASSIGNMENT AGREEMENT

Exhibit C-1

FORM OF PLAN OF FIRST MERGER

Exhibit C-2

FORM OF PLAN OF SECOND MERGER

Exhibit D-1

FORM OF AMENDED ARTICLES OF THE SURVIVING ENTITY

Exhibit D-2

FORM OF AMENDED ARTICLES OF THE SURVIVING COMPANY

Exhibit E

FORM OF AMENDED COMPANY CHARTER

Exhibit F

FORM OF AMENDED COMPANY INCENTIVE PLAN